SCHEDULE 14C

                                 (Rule 14c-101)
                 INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION


                Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934

Check the appropriate box:
[X]  Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[ ]  Definitive Information Statement

                               ASA Holdings, Inc.
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):
[ ]  No fee required.
[X]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1) Title of each class of securities to which transaction applies: Common Stock, $0.10 par value per share

     (2) Aggregate number of securities to which transaction applies: up to 14,261,589 shares

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $34.00. The proposed maximum aggregate value of the transaction listed in (4) below is calculated by multiplying $34.00, the merger consideration to be paid per share in the Merger, by 20,528,177, which represents the maximum number of shares of common stock outstanding on March 19, 1999, the expiration date of Delta's tender offer (including shares issuable in exchange for options which are vested and exercisable as of such date, but excluding shares of common stock owned on such date by Delta Air Lines, Inc. and its affiliates).

     (4)  Proposed maximum aggregate value of transaction: $720,965,818

     (5)  Total fee paid: $144,193

[ ]  Fee paid previously with preliminary materials

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid: $144,193

     (2)  Form, Schedule or Registration Statement No.: Schedule 14D-1

     (3) Filing Party: Delta Air Lines, Inc., Delta Air Lines Holdings, Inc and Delta Sub, Inc.

     (4)  Date Filed: February 22, 1999

                                     [LOGO]

                               ASA HOLDINGS, INC.
                         100 Hartsfield Centre Parkway
                                   Suite 800
                             Atlanta, Georgia 30354


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD _____________, 1999

                                                                _________, 1999
To the Shareholders of ASA Holdings, Inc.:

     A special meeting of the shareholders (the "Special Meeting") of ASA Holdings, Inc. ("ASA") will be held on __________, __________, 1999, at ______, local time, at _______________, _______________, Atlanta, Georgia for all ASA shareholders of record as of ______________, 1999 (the "Record Date").

     As described in the enclosed Information Statement, at the Special Meeting, you will be asked:

     1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of February 15, 1999, as amended (the "Merger Agreement"), among ASA, Delta Air Lines, Inc., a Delaware corporation ("Delta"), and Delta Sub, Inc., a Georgia corporation and an indirect, wholly-owned subsidiary of Delta ("Delta Sub"), providing for, among other things, the merger of Delta Sub with and into ASA (the "Merger"). Following the Merger, ASA will continue as the surviving corporation and will become an indirect, wholly-owned subsidiary of Delta.

     2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Merger will constitute the second and final step of the acquisition of ASA by Delta. The first step was a tender offer (the "Offer") commenced by Delta Sub on February 22, 1999 for all of the outstanding shares of common stock, par value $0.10 per share (the "Shares"), of ASA at a purchase price of $34.00 per Share, net to the seller in cash. Pursuant to the Offer, which expired on __________, 1999, Delta Sub accepted for payment _____ Shares (or approximately ___% of the Shares outstanding on such date, excluding the 7,995,000 Shares which Delta beneficially owned immediately prior to the expiration of the Offer).

     Upon the consummation of the Merger, all Shares (other than Shares owned by Delta or any of its affiliates, Shares held by ASA as treasury stock, or Shares held by shareholders, if any, of ASA who are entitled to and who properly exercise dissenters' rights under the Georgia Business Corporation Code), will be converted into the right to receive $34.00 per Share in cash, without interest thereon.

     On the Record Date, Delta and its affiliates owned an aggregate of _____ Shares, representing approximately ___% of the Shares outstanding on that date. Because the approval of the holders of a majority of all outstanding Shares is sufficient to approve and adopt the Merger Agreement, Delta can cause the Merger to occur without the affirmative vote of any other holder of Shares. Delta has agreed pursuant to the Merger Agreement to vote all Shares it beneficially owns in favor of approval and adoption of the Merger Agreement.

     If the Merger is consummated, holders of Shares who do not vote in favor of approval and adoption of the Merger Agreement and who otherwise comply with the requirements of Article 13 of the Georgia Business Corporation Code (a copy of which is attached as Annex B to this Information Statement) will be entitled to receive such consideration as may be determined to be due under such provisions.

     Whether or not you plan to attend the Special Meeting, please read the attached Information Statement carefully. ASA is not asking you for a proxy and you are requested not to send a proxy.

     Please do not send in your Share certificates at this time. If the Merger is consummated, you will be sent a letter of transmittal for that purpose as soon as reasonably practicable thereafter.

                           By order of the ASA Board,



                           ----------------------------------------------------
                           George F. Pickett
                           Chairman and Chief Executive Officer


Atlanta, Georgia

___________________, 1999

                               ASA HOLDINGS, INC.

                         100 Hartsfield Centre Parkway
                                   Suite 800
                               Atlanta, GA 30354

                            -----------------------

                             INFORMATION STATEMENT

                            -----------------------

                        SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ____________, 1999

            WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                             NOT TO SEND US A PROXY

     This Information Statement is being furnished to the holders of common stock, par value $0.10 per share (the "Shares") of ASA Holdings, Inc., a Georgia corporation ("ASA"), in connection with the Special Meeting of shareholders of ASA (the "Special Meeting") to be held on __________, 1999 at ____, local time, at _____________, _____________, Atlanta, Georgia, including any adjournments or postponements thereof. The Board of Directors of ASA (the "ASA Board") has fixed the close of business on _________, 1999 as the record date (the "Record Date") for the Special Meeting.

     At the Special Meeting, the holders of Shares will consider and vote upon a proposal to approve and adopt the proposed merger (the "Merger") of Delta Sub, Inc. ("Delta Sub"), a Georgia corporation and an indirect, wholly-owned subsidiary of Delta Air Lines, Inc. ("Delta"), with and into ASA, pursuant to an Agreement and Plan of Merger dated as of February 15, 1999, as amended (the "Merger Agreement") among ASA, Delta and Delta Sub. Pursuant to the Merger Agreement, upon consummation of the Merger, (i) Delta Sub will be merged with and into ASA, with ASA continuing as the surviving corporation (the "Surviving Corporation"), and (ii) each outstanding Share (other than Shares owned by Delta or any of its affiliates, Shares held by ASA as treasury stock, or Shares held by shareholders, if any, of ASA who are entitled to and who properly exercise dissenters' rights under the Georgia Business Corporation Code (the "GBCC")) would be converted into the right to receive $34.00 in cash, without interest thereon (the "Merger Consideration").

     The Merger is the second step in a two-part transaction, the purpose of which is the acquisition by Delta of the entire equity interest in ASA. The first step was a tender offer (the "Offer") commenced by Delta Sub on February 22, 1999 for all of the outstanding Shares of ASA, at a purchase price of $34.00 per Share, net to the seller in cash (the "Offer Price"). Pursuant to the Offer, which expired on __________, 1999, Delta Sub purchased _____ Shares (or approximately ___% of the Shares outstanding on such date, excluding the 7,995,000 Shares which Delta beneficially owned immediately prior to the expiration of the Offer).

     On the Record Date, Delta and its affiliates owned an aggregate of _____ Shares, representing approximately ___% of the Shares outstanding on that date. Because the approval of the holders of a majority of all outstanding Shares is sufficient to approve and adopt the Merger Agreement, Delta can cause the Merger to occur without the affirmative vote of any other holder of Shares. Delta has agreed pursuant to the Merger Agreement to vote all Shares it beneficially owns in favor of approval and adoption of the Merger Agreement.

     Whether or not you plan to attend the Special Meeting, please read this Information Statement carefully. This Information Statement is first being mailed to ASA shareholders on or about ________, 1999.


THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


                            -----------------------


           The date of this Information Statement is ________, 1999.

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                               TABLE OF CONTENTS

                             ----------------------

                                                                           PAGE
SUMMARY.......................................................................1
INFORMATION CONCERNING THE SPECIAL MEETING....................................5
     Time, Place, Date........................................................5
     Purpose of the Special Meeting...........................................5
     Record Date; Quorum; Outstanding Shares Entitled to Vote.................5
     Vote Required............................................................5
     Exchange and Payment Procedures..........................................6
THE MERGER....................................................................7
     Background of the Offer and the Merger...................................7
     Recommendation and Reasons of the ASA Board.............................13
     Opinion of Financial Advisor to the ASA Board...........................16
     Position of Delta and Delta Sub Regarding Fairness of the Merger........19
     Purpose and Structure of the Merger; Reasons of Delta for the Merger....20
     Plans for ASA after the Merger..........................................20
     Accounting Treatment....................................................21
     Merger Agreement........................................................21
     Certain Consequences of the Merger......................................29
     Certain Litigation......................................................29
     Regulatory Approvals....................................................30
     Financing of the Offer and the Merger...................................31
INTERESTS OF CERTAIN PERSONS IN THE MERGER...................................33
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES........................37
DISSENTERS' RIGHTS...........................................................38
CERTAIN INFORMATION CONCERNING ASA AND THE SHARES............................39
CERTAIN INFORMATION CONCERNING DELTA AND DELTA SUB...........................41
OWNERSHIP OF SHARES..........................................................41
ADDITIONAL AND AVAILABLE INFORMATION.........................................42
OTHER MATTERS................................................................44

ANNEX A--Opinion of Morgan Stanley & Co. Incorporated dated
           February 15, 1999................................................A-1

ANNEX B--Article 13 of the Georgia Business Corporation Code
           Relating to Dissenting Shareholders..............................B-1

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Information Statement. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained in this Information Statement and the Annexes hereto, to which reference is made for a complete statement of the matters discussed below. Capitalized terms used and not defined in this summary have the meaning set forth elsewhere in this Information Statement. Shareholders are urged to read this Information Statement and the Annexes hereto in their entirety.

Transaction Parties

     Delta Air Lines, Inc. Delta is a Delaware corporation with its principal offices located at Hartsfield Atlanta International Airport, 1030 Delta Boulevard, Atlanta, Georgia 30320. Delta is a major air carrier providing scheduled air transportation for passengers, freight and mail. See "Certain Information Concerning Delta and Delta Sub."

     Delta Sub, Inc. Delta Sub is a Georgia corporation established on February 11, 1999. It has not carried on any activities other than the execution of the Merger Agreement and documents related to the consummation of the transactions contemplated thereby. Its principal offices are located at Hartsfield Atlanta International Airport, Post Office Box 20706, Atlanta, Georgia 30320. Delta Sub is an indirect, wholly-owned subsidiary of Delta. See "Certain Information Concerning Delta and Delta Sub."

     ASA Holdings, Inc. ASA is a Georgia corporation with its principal offices located at 100 Hartsfield Centre Parkway, Suite 800, Atlanta, Georgia 30354. ASA is a holding company the principal assets of which are the shares of its wholly owned subsidiaries Atlantic Southeast Airlines, Inc., a Georgia corporation ("Atlantic Southeast"), and ASA Investments, Inc., a Delaware corporation. ASA considers the airline business of Atlantic Southeast to be its only industry segment. See "Certain Information Concerning ASA and the Shares."

The Transaction

     The Merger will constitute the second and final step of the acquisition of ASA by Delta. The first step was the Offer commenced by Delta Sub on February 22, 1999 for all of the outstanding Shares for $34.00 per Share, net to the seller in cash (the "Offer Price"). Pursuant to the Offer, which expired on __________, 1999, Delta Sub purchased _____ Shares, which represented approximately ___% of the Shares outstanding on the Record Date, excluding the 7,995,000 Shares which Delta beneficially owned immediately prior to the expiration of the Offer. In accordance with the Merger Agreement, Delta has agreed to vote all Shares beneficially owned by it in favor of the Merger and to cause Delta Sub to merge with and into ASA. Upon consummation of the Merger, all Shares (other than Shares owned by Delta or any of its affiliates, Shares held by ASA as treasury stock, or Shares held by shareholders, if any, of ASA who are entitled to and who properly exercise dissenters' rights under the
GBCC), will be converted into the right to receive $34.00 per Share in cash, net to the seller, without interest thereon (the "Merger Consideration").

Special Meeting

     Date, Time and Place. __________, 1999 at ____, local time, at __________,
__________, Atlanta, Georgia.

     Purpose. To consider and act upon a proposal to adopt the Merger Agreement and approve the Merger. See "The Merger."

     Record Date. __________, 1999.

     Vote Required. The affirmative vote of a majority of the votes entitled to be cast by the holders of all outstanding Shares as of the Record Date will be required to adopt the Merger Agreement. Delta has agreed to vote all Shares it beneficially owns in favor of adoption of the Merger Agreement. Because Delta and its affiliates own on the Record Date approximately ___% of the outstanding Shares, ADOPTION OF THE MERGER AGREEMENT IS ASSURED

WITHOUT THE VOTE OF ANY OTHER SHAREHOLDER. YOU ARE NOT BEING ASKED FOR A
PROXY AND YOU ARE REQUESTED NOT TO SEND ONE. Shareholders of record may vote their shares, if they so wish, by attending the Special Meeting in person. See "Information Concerning the Special Meeting."

Background of the Merger

     See "The Merger--Background of the Offer and the Merger."

Recommendation of the ASA Board

     The ASA Board has unanimously approved the Merger Agreement and the transactions contemplated thereby and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the holders of Shares. The ASA Board recommends that ASA Shareholders approve and adopt the Merger Agreement. See "The Merger--Recommendation and Reasons of the ASA Board."

     In reaching its decision to approve and adopt and to recommend that ASA Shareholders approve and adopt the Merger Agreement, the ASA Board considered a number of factors. See "The Merger -- Recommendations and Reasons of the ASA Board."

Opinion of Financial Advisor to the ASA Board

     Morgan Stanley & Co. Incorporated ("Morgan Stanley"), ASA's financial advisor, has delivered to the ASA Board its written opinion, dated as of February 15, 1999, that, as of the date of such opinion, the cash consideration to be received by the holders of the Shares in the Offer and the Merger is fair from a financial point of view to such shareholders (other than Delta and its affiliates.) A copy of the full text of the written opinion of Morgan Stanley, which sets forth, among other things, the opinion expressed, assumptions made, procedures followed, matters considered, and limitations of review undertaken in connection with such opinion, is attached hereto as Annex A and should be read in its entirety. See "The Merger--Opinion of Financial Advisor to the ASA Board."

Interests of Certain Persons in the Merger

     Delta, as well as some of the officers and directors of ASA, have interests in the Merger that are different from the interests of ASA shareholders (other than Delta and its affiliates). See "Interests of Certain Persons in the Merger."

Effective Time of the Merger

     The Merger shall become effective at such time as the Merger is approved by the ASA shareholders and the Articles of Merger are duly filed with the Secretary of State of the State of Georgia (the "Effective Time"). See "The Merger."

Conditions to the Merger

     Consummation of the Merger is subject to certain conditions. See "The Merger--Merger Agreement."

Termination of the Merger Agreement

     The Merger Agreement may be terminated by either Delta or ASA under certain circumstances. See "The Merger--Merger Agreement."

Effects of the Merger

     After consummation of the Merger, ASA will become an indirect, wholly-owned subsidiary of Delta and the former holders of Shares will no longer possess any interest in ASA. No later than the consummation of the Merger, ASA will terminate the registration of the Shares under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, upon termination of the registration of the Shares under the Exchange Act, the Shares will no longer be eligible for inclusion in the NASDAQ National Market System. See "The Merger--Certain Consequences of the Merger."

The Merger Consideration

     Pursuant to the Merger, each Share (other than Shares held by Delta or any of its affiliates, Shares held by ASA as treasury stock, or Shares held by shareholders, if any, of ASA who are entitled to and who properly exercise dissenters' rights under the GBCC) will be converted into and represent the right to receive the Merger Consideration. A letter of transmittal for use in surrendering Share certificates and obtaining payment for surrendered Shares will be mailed to shareholders promptly following the Effective Time. See "The Merger." CERTIFICATES REPRESENTING ASA SHARES SHOULD NOT BE SENT IN UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL AND ACCOMPANYING INSTRUCTIONS, AND THEN SHOULD BE SURRENDERED ONLY IN ACCORDANCE WITH SUCH INSTRUCTIONS.

Federal Income Tax Consequences

     The receipt of cash by an ASA shareholder pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be taxable under applicable state, local and foreign tax laws. See "Certain United States Federal Income Tax Consequences." ALL SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS.

Regulatory Approvals

     Delta and ASA filed the required Notification and Report Forms with respect to the Offer and the Merger with the Antitrust Division and the FTC on February 17, 1999, and February 18, 1999, respectively. A request was made for early termination of the waiting period applicable to the Offer and, on February 25, 1999, ASA and Delta were informed that such request had been granted. See "The Merger--Regulatory Approvals."

     ASA and Delta believe that there are no other material regulatory or governmental approvals required in order for the Merger to be consummated.

Certain Litigation

     A purported class action complaint on behalf of ASA shareholders was filed against ASA, ASA's directors and Delta on February 25, 1999, alleging certain breaches of fiduciary duties. Although ASA and Delta believe the complaint to be wholly without merit, counsel for plaintiffs and defendants entered into a Memorandum of Understanding on March 9, 1999 in which the parties agreed in principle to settle all claims arising in connection with the Offer or the Merger. See "The Merger--Certain Litigation."

Accounting Treatment

     The Merger will be accounted for under the "purchase" method of accounting. See "The Merger--Accounting Treatment."

Dissenters' Rights

     Pursuant to the GBCC, ASA shareholders are entitled to dissenters' rights in connection with the Merger. Any record holders of Shares who (i) do not vote in favor of the Merger at the Special Meeting and (ii) prior to the Special Meeting, deliver to ASA written notice of such shareholders' intent to demand dissenters' rights if the Merger is consummated, may elect to have their Shares appraised under the procedures set forth in Article 13 of the GBCC. Pursuant to
Article 13 of the GBCC, the appraised value of dissenters' Shares will be the Shares' fair value immediately before the consummation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger. An appraisal proceeding may result in a determination of fair value less than or greater than the value of the Merger Consideration that would have been payable in respect of such Shares had the shareholder not elected to perfect dissenters' rights. See "Dissenters' Rights."

                   INFORMATION CONCERNING THE SPECIAL MEETING

Time, Place, Date

     This Information Statement is being furnished to the holders of outstanding Shares in connection with the Special Meeting to be held on _____________, 1999 at ________ local time, at __________, __________, Atlanta,
Georgia, including any adjournments or postponements thereof.

Purpose of the Special Meeting

     At the Special Meeting, shareholders of ASA will consider and vote upon a proposal to approve and adopt the Merger Agreement, pursuant to which Delta Sub will be merged with and into ASA, with ASA as the Surviving Corporation at and after the Effective Time. Shareholders will also consider such other business as may properly come before the meeting. Additional information concerning the Special Meeting and the Merger Agreement is set forth below.

Record Date; Quorum; Outstanding Shares Entitled to Vote

     The Record Date for the Special Meeting has been fixed as the close of business on __________, 1999 (the "Record Date"). Only holders of record of Shares on the Record Date are entitled to notice of and to vote at the Special Meeting. Holders of Shares on the Record Date are entitled to one vote on matters properly presented at the Special Meeting for each Share held. A list of ASA shareholders will be available for examination by holders of Shares, for any purpose related to the Special Meeting, during the 20-day period preceding the Special Meeting, at the offices of ASA Holdings, Inc., 100 Hartsfield Centre Parkway, Suite 800, Atlanta, Georgia, 30354, telephone (404) 766-1400.

     On the Record Date, there were ____________ Shares outstanding, held of record by approximately ______ registered holders. The presence in person of holders of a majority of the Shares entitled to vote will constitute a quorum for the transaction of business at the Special Meeting. Because the Shares owned by Delta and its affiliates will be represented at the Special Meeting, a quorum will be present, even if no other holders of Shares are present.

Vote Required

     Pursuant to the GBCC and ASA's Bylaws, the Merger Agreement must be approved and adopted by the affirmative vote of the holders of a majority of the total number of outstanding Shares. Abstentions of Shares that are present at the Special Meeting and broker non-votes will each have the same effect as a vote against approval and adoption of the Merger Agreement. Pursuant to the Merger Agreement, Delta and its affiliates are required to vote their Shares for approval and adoption of the Merger Agreement. As of the Record Date, Delta and its affiliates beneficially owned ________ Shares (approximately ___% of the outstanding Shares). Because the approval of the holders of a majority of all outstanding Shares is sufficient to approve and adopt the Merger Agreement, Delta can cause the Merger to occur without the affirmative vote of any other holder of Shares. YOU ARE NOT BEING ASKED FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND ONE. You may vote your Shares, if you so wish, by attending the Special Meeting in person.

     A shareholder who wishes to exercise dissenters' rights under the GBCC must not vote his or her Shares in favor of adoption of the Merger Agreement. An abstention or broker non-vote will not constitute a waiver of a shareholder's dissenters' rights, but also shall not constitute the written notice of intent to exercise dissenters' rights required under Article 13 of the GBCC. See "Dissenters' Rights."

Exchange and Payment Procedures

     As soon as practicable after the Effective Time, Harris Trust Company of New York (the "Exchange Agent") will mail to each record holder of an outstanding Share certificate a letter of transmittal and instructions for use in effecting the surrender of such certificate in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a certificate representing a Share, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such certificate shall be entitled to receive $34.00 per Share in cash, without interest thereon. Until surrendered in accordance with the foregoing instructions, each certificate representing a Share will represent for all purposes only the right to receive the Merger Consideration.

     ASA shareholders should not send their Share certificates now; they should send them only pursuant to instructions set forth in a letter of transmittal to be mailed to shareholders as soon as practicable after the Effective Time. In all cases, the Merger Consideration will be provided only in accordance with the procedures set forth in this Information Statement, the Merger Agreement and such letter of transmittal.

     Any Merger Consideration made available to the Exchange Agent that remains unclaimed by shareholders for six months after the Effective Time will be delivered to Delta, and any shareholders who have not theretofore made an exchange must thereafter look to Delta for payment of their claim for Merger Consideration.

     Any questions concerning exchange and payment procedures and requests for letters of transmittal may be addressed to the Exchange Agent at (212) 701-7624.

                                   THE MERGER

Background of the Offer and the Merger

     1996 Reorganization of ASA

     ASA Holdings, Inc. ("ASA Holdings") is a holding company, the principal assets of which are the shares of its wholly-owned subsidiaries, Atlantic Southeast Airlines, Inc. ("Atlantic Southeast"), a Georgia corporation, and ASA Investments, Inc. ("ASA Investments"), a Delaware corporation. Atlantic Southeast is the operating company which conducts all airline operations. ASA Holdings became the direct parent of Atlantic Southeast and ASA Investments pursuant to a corporate reorganization which became effective December 31, 1996. Pursuant to the reorganization, Atlantic Southeast was merged into a subsidiary of ASA Holdings, and shareholders of Atlantic Southeast received shares of common stock of ASA Holdings in exchange for their shares of common stock of Atlantic Southeast. The effect of the reorganization was to replace the publicly traded shares of Atlantic Southeast with publicly traded shares of ASA Holdings. As such, all references herein to "Shares" shall refer, as to periods before the reorganization, to shares of common stock of Atlantic Southeast, par value $0.10 per share, and, as to periods including and after the reorganization, to shares of common stock of ASA Holdings, par value $0.10 per share. All references herein to "ASA" refer, as the context may require, either individually to ASA Holdings or collectively to ASA Holdings, Atlantic Southeast and ASA Investments.

     Marketing and Code Sharing Arrangements between Delta and ASA

     ASA has operated in Atlanta since 1984, and in Dallas/Fort Worth since late-1986 as a "Delta Connection" carrier pursuant to a marketing agreement with Delta (the "Delta Connection Agreement"). The Delta Connection Agreement was originally entered into on August 6, 1984 and was restated or amended several times subsequently. Since December 31, 1994, the Delta Connection Agreement has been terminable by either party thereto on 30 days' prior written notice. Under the Delta Connection program, all ASA flights are promoted as part of the Delta route network in computer systems used by travel agents and in advertising and published timetables, and all ASA flights carry the Delta designator code. ASA flights are sold on Delta ticket stock, and all revenue from ASA ticket sales by travel agents are remitted to Delta. Delta handles ASA reservations calls. Customer payments for tickets purchased from agents or at Delta city ticket offices for ASA flights are remitted to Delta. ASA and Delta split revenues (less cost of sales) in accordance with a revenue proration arrangement. Under this arrangement, ASA is paid all revenue (less agreed expenses) for tickets sold to passengers not connecting to a Delta-operated flight (i.e., local traffic). Revenue for passengers traveling on a ticket with an ASA flight connecting to a Delta-operated flight are prorated between Delta and ASA using a proration methodology that considers the mileage of the flight segments flown and the relative cost of the service provided, minus the cost of sales, with adjustments made for international tickets.

     During 1998, approximately 80% of ASA's passengers connected with or from Delta flights at the Atlanta or Dallas/Fort Worth hubs, and ASA derived substantially all of its operating revenues from its marketing and code sharing arrangements with Delta. The Delta Connection program generated revenues for ASA of approximately $321.7 million and $348.4 million in 1997 and 1998, respectively. In addition, pursuant to separate arrangements, ASA leases reservation equipment and certain facilities from Delta, and Delta provides certain services to ASA including reservation and ground handling services. Expenses under these arrangements in 1997 and 1998 were approximately $11.7 million and $11.8 million, respectively.

     Delta Ownership of ASA Shares; Stock Agreement

     On June 19, 1986, Delta purchased from ASA 2,665,000 Shares pursuant to a stock purchase agreement dated May 28, 1986 (the "Original Stock Agreement") between the two companies. Delta made this investment for the purposes of obtaining a significant equity interest in ASA, and to enhance ASA's continuing participation in the "Delta Connection" program. After giving effect to the issuance of these Shares, Delta's investment represented approximately 20% of the then outstanding number of Shares. On December 27, 1989, Delta assigned and transferred to Delta Air

Lines Holdings, Inc. ("Delta Holdings") all of the Shares then owned by Delta. On March 17, 1997, following a reorganization of ASA and its subsidiaries, Delta and ASA and certain of their subsidiaries entered into an amended and restated stock agreement (the "Stock Agreement"), containing terms and conditions which are substantially the same as those contained in the Original Stock Agreement. Pursuant to the Stock Agreement, for so long as Delta beneficially owns at least 10% of the outstanding Shares, it or its subsidiary, Delta Air Lines Holdings, Inc. ("Delta Holdings") has the right to cause ASA (i) to include in its slate of nominees for election to the ASA Board at least two designees of Delta or Delta Holdings who are reasonably acceptable to ASA, and (ii) to use its reasonable best efforts to assure that these individuals are elected to the ASA Board. The Stock Agreement also grants Delta and Delta Holdings certain demand and piggyback registration rights and pre-emptive rights, and grants ASA a right of first refusal in respect of certain sales by Delta or Delta Holdings of Shares to persons pursuant to a demand registration or in a private sale. Other than pursuant to the Original Stock Agreement and in connection with the consummation of the Offer on March __, 1999, neither Delta nor any of its subsidiaries has acquired or disposed of any Shares since 1986. As of February 19, 1999, Delta beneficially owned 7,995,000 of the 28,523,177 outstanding Shares, representing approximately 28% of the Shares then outstanding. The increase since 1986 in the number of Shares beneficially owned by Delta, and in its relative percentage ownership of Shares, is the result of stock splits and repurchases of Shares by ASA since that time.

     Certain Contacts and Negotiations Between Delta and ASA Relating to the Offer and Merger

     Since December 31, 1994, the date on which the Delta Connection Agreement became terminable on 30 days' notice by either party, Delta and ASA have had various discussions about aspects of their marketing alliance, and from time to time have had discussions regarding the renewal of the Delta Connection Agreement. In March 1995, Delta forwarded drafts of proposed renewal agreements to each of its connection carriers, including ASA. The draft agreement forwarded to ASA proposed increases and other changes to a number of the fees charged by Delta to ASA under the Delta Connection Agreement. While ASA did not accept this draft agreement, Delta and ASA subsequently agreed to certain increases in fees associated with marketing-related activities.

     In the spring of 1997, Delta began to reassess its connection carrier strategy generally. On March 31, 1997, Delta decided to remove its one remaining designee from the ASA Board. Delta also withdrew its designees from all of the other connection carriers on which it had the right to board representation. Delta's decision to withdraw its designees from the boards of ASA and Delta's other connection carriers was motivated by Delta's intention to seek modification of the terms of its marketing and other arrangements with each such carrier, and its desire to minimize the potential for, or the perception of, any conflict of interest between Delta and such connection carriers that could otherwise arise in such a context. Since March 31, 1997, notwithstanding its right under the Stock Agreement to nominate two designees for election to the ASA Board, neither Delta nor any of its affiliates have nominated any designees to, or had any representatives on, the ASA Board. In June 1997, Delta representatives met with representatives from its various connection carriers, including ASA, to inform them that Delta intended to seek modifications to their respective marketing arrangements.

     On September 25, 1997, Bryan LaBrecque, Director of Connection Carriers of Delta, wrote to John W. Beiser, President of ASA, with a proposal to revise the companies' arrangements to permit Delta to recover certain of its costs relating to ASA's operations, and to introduce a royalty fee for ASA's use of the Delta designator code. In subsequent meetings between Messrs. LaBrecque and Beiser, Mr. Beiser expressed his dissatisfaction with these proposals and stated that, on the basis of the revised cost structure proposed by Delta, it would be uneconomical for ASA to continue providing service at Delta's Dallas / Fort Worth hub. On November 10, 1997, at ASA's request, Delta withdrew its proposal, pending further discussions.

     In late 1997, Delta raised with ASA certain concerns about various ASA customer service issues. These customer service issues were, in part, attributable to significant attrition among ASA's mechanics and the difficulties associated with negotiating a new collective bargaining agreement with ASA's pilots union. Discussions were held throughout the spring of 1998 between ASA and Delta regarding various customer service issues. On July 21, 1998, Maurice W. Worth, Chief Operating Officer of Delta, met with Mr. Beiser to discuss Delta's concerns about ASA's service. Mr.

Worth informed Mr. Beiser that if service did not improve significantly within the next 45 days, Delta would need to reevaluate its alternatives for Delta connection service on certain routes. On July 27, 1998, Mr. Worth and Leo F. Mullin, President and Chief Executive Officer of Delta, met with Mr. Beiser and George F. Pickett, Chairman and Chief Executive Officer of ASA, to continue discussions regarding the need for improvements in ASA's service. On September 8, 1998, Mr. Worth wrote to Mr. Beiser, acknowledging ASA's significant progress in addressing its service problems and noting that Delta looked forward to continued improvement by ASA.

     In July and September 1998, ASA management indicated to Delta that they were interested in expanding ASA's connecting operations into several new markets. Although Delta noted that ASA had been making progress in improving customer service levels, Delta nonetheless rejected expansion into these new markets in large part on the basis of its continued concerns over ASA's service. During regular meetings between Delta and ASA representatives over the course of the fourth quarter of 1998, Delta noted ASA's progress in addressing certain service issues, but also continued to express concern about a number of other service issues.

     On January 18, 1999, Mr. LaBrecque wrote to Mr. Beiser, reiterating Delta's concerns about ASA's customer service and the appropriate sharing of costs between the two carriers, as well as certain other issues. On January 20, 1999, Mr. Worth met with Messrs. Beiser and Pickett to discuss the subjects covered in Mr. LaBrecque's January 18 letter. At that meeting, Mr. Worth repeated Delta's concerns about ASA's customer service. He said that, as a result, Delta was considering providing another Delta Connection carrier with code sharing opportunities on certain Atlanta routes. He also stated that Delta considered the existing revenue allocation arrangement between Delta and ASA to be inequitable to Delta, and believed that it needed revisiting. Messrs. Pickett and Beiser acknowledged that ASA had experienced service problems in the first half of 1998, but reminded Mr. Worth of the significant progress that ASA had made since agreeing to a new collective bargaining agreement with its pilots union in July 1998. Mr. Worth acknowledged this, but noted that there were still significant ongoing service concerns that needed to be addressed. The parties agreed to meet in the near future to further discuss these matters and to establish a more specific agenda for renegotiating the companies' commercial arrangements.

     On January 25, 1999, Mr. Beiser called Mr. Worth to ask whether Delta was still considering bringing another Delta Connection carrier into the Atlanta market. Mr. Worth replied that no decision had yet been made on that issue. Later that day, ASA delivered to Delta Mr. Beiser's written response to Mr. LaBrecque's January 18 letter. In his response, Mr. Beiser clarified ASA's position with respect to the concerns identified by Mr. LaBrecque, in particular by stressing the significant improvements in service achieved by ASA in the second half of 1998. Mr. Beiser reiterated ASA's desire to meet with Delta to work out satisfactory solutions to all issues. He also requested an immediate meeting with Mr. Mullin or Frederick W. Reid, Executive Vice President and Chief Marketing Officer of Delta. Upon receipt of this letter, Mr. Mullin promptly called Mr. Pickett and suggested that they meet on January 28.

     On January 28, 1999, Mr. Mullin met with Mr. Pickett pursuant to the request in Mr. Beiser's January 25 letter. Mr. Mullin assured Mr. Pickett that Delta had made no decision to bring any other Delta Connection carrier into the Atlanta market. However, he reiterated the concerns raised in Mr. LaBrecque's letter, and Delta's desire to change the revenue allocation between Delta and ASA. He stated that it was important to Delta that these issues be addressed promptly. Mr. Pickett expressed ASA's readiness to explore all avenues that might improve ASA's relationship with Delta. Mr. Mullin then asked Mr. Pickett whether ASA would be interested in the parties exploring the possibility of Delta acquiring ASA. He went on to say that if ASA believed such an approach to be desirable, Delta would be receptive to exploring that possibility. Mr. Pickett responded that he would be interested in exploring this alternative. Mr. Mullin stated that while the feasibility of the acquisition alternative was being explored, the parties should continue the discussions concerning the renegotiation of their marketing arrangements. The parties agreed that separate teams from each carrier should meet as soon as possible to discuss each alternative.

     On February 4, 1999, representatives of Delta and ASA met to discuss and define the possible terms of a new marketing arrangement between the companies. Delta outlined its proposals, which related primarily to revenue allocation, cost sharing, financial incentives and penalties tied to ASA's operational performance, franchise fees, facilities and scheduling (including the introduction of ASA service into new markets). In a call to Mr. Beiser later that day, Mr. LaBrecque also outlined Delta's proposal that it assume responsibility for ASA's revenue management, with the goal of increasing total revenue for both companies. Mr. Beiser stated that he did not think that Delta's revenue management proposal would be beneficial to ASA and therefore rejected it. In response to one of Mr. Beiser's questions, Mr. LaBrecque then observed that Delta estimated that Delta's proposals with respect to revenue allocation could have a negative aggregate impact on ASA's revenues of $40 million to $50 million per year. Mr. Beiser agreed that further discussions between the companies on Delta's proposals on matters other than revenue management could be pursued.

     On February 5, 1999, Mr. Mullin telephoned Mr. Pickett to inform him that ASA could contact Warren C. Jenson, Chief Financial Officer of Delta, to discuss logistics concerning the acquisition discussions. ASA then contacted Mr. Jenson, who met with Messrs. Pickett and Beiser later that day to discuss process and timing issues relating to both the renegotiation of the marketing arrangement and the acquisition alternative. Mr. Jenson emphasized that Delta was willing to pursue either of these alternatives. The parties agreed that Delta would need to conduct some preliminary due diligence on ASA's business and operations, and the ASA executives stated that ASA would retain lawyers and bankers as soon as possible to assist ASA in its analysis and exploration of the acquisition alternative.

     Over the next several days, Messrs. Pickett and Beiser contacted each of the other ASA directors individually and informed them of the discussions that had occurred with Delta regarding a possible acquisition of ASA, and the steps that were being taken by ASA in preparation.

     On February 7, 1999, in order to better assess the feasibility of the acquisition alternative, Delta submitted a due diligence document request list to ASA, and representatives from each of Delta and ASA had a preliminary discussion of the mechanics and timing of the due diligence process.

     On February 8, 1999, an informal telephonic meeting was held among all the directors of ASA except Alan Voorhees. Messrs. Pickett and Beiser reviewed for the directors participating in this meeting the contacts between ASA and Delta that had led to the exploration of the acquisition alternative by Delta and to the discussions relating to the renegotiation of the marketing arrangements between Delta and ASA. Messrs. Pickett and Beiser also reviewed for the ASA Board the current status of both tracks. The directors were informed that ASA was seeking to retain a nationally-recognized investment bank and legal counsel in connection with its evaluation of the acquisition alternative.

     On February 8, 1999, ASA retained outside legal counsel. On February 9, 1999, ASA retained Morgan Stanley to be its financial advisor and Delta and ASA entered into a Confidentiality Agreement (the "Confidentiality Agreement") pursuant to which Delta agreed to keep ASA Confidential Information (as defined in the Confidentiality Agreement) confidential, not to use such material to the detriment of ASA, and to return all such material to ASA promptly upon ASA's request. Representatives of Delta began to conduct due diligence on ASA on February 10.

     On February 9, 1999, Morgan Stanley called Delta's financial advisor, Goldman, Sachs, to initiate discussions about an acquisition alternative. During that call, Goldman, Sachs and Morgan Stanley also discussed briefly the nature of the commercial relationship between Delta and ASA, as well as the recent talks between the two companies with respect thereto. A telephonic meeting of the ASA Board was held on February 10, 1999 to ratify the selection of Morgan Stanley as ASA's investment banker and Sullivan & Cromwell as its legal counsel. The ASA Board was also presented with an update on developments generally.

     On February 11, 1999, Goldman, Sachs and Morgan Stanley had a discussion in which Morgan Stanley indicated that it thought that premiums historically received in the sale of public companies were a relevant consideration in any valuation of an acquisition transaction. Goldman, Sachs responded that Delta was still considering the feasibility of an acquisition and that it was premature to discuss Delta's estimate of value ranges. Goldman, Sachs did, however, indicate that the then-current market price of ASA Shares was not an appropriate measure of the future value of ASA, taking into account the fact that the marketing arrangements between Delta and ASA were being renegotiated. Goldman, Sachs confirmed its understanding that, in the discussions between Delta and ASA, Delta had told ASA that in the past, in light of Delta's concerns over ASA's service, Delta had considered the possibility of having other regional carriers provide connecting service at Delta's Atlanta hub. Goldman, Sachs also reiterated Delta's willingness to continue discussions to determine whether a satisfactory agreement could be reached to modify the companies' existing commercial arrangements. Later that day, Goldman, Sachs indicated in a call with Morgan Stanley that if the parties were to proceed with the acquisition alternative, Delta's current valuation work suggested that any acquisition would have to be somewhere in the general vicinity of the then-current market price of ASA's Shares.

     Also on February 11, 1999, Mr. Worth met with Messrs. Pickett and Beiser to discuss the treatment of ASA management and employees if the acquisition alternative were to be pursued. Later that day, representatives of Delta and ASA once again met to continue their discussions concerning the renegotiation of their existing marketing arrangements. The ASA representatives asserted that Delta was using an incorrect methodology for evaluating revenue allocation between the carriers. Delta stated that sampling differences could lead to different conclusions. The Delta representatives noted that, irrespective of the methodologies employed, Delta had to consider the fact that it could enter into arrangements with other carriers to serve the Atlanta market on a basis more favorable to Delta than the current arrangements with ASA. The Delta representatives further observed that, if ASA were to remain competitive, the revenue allocation between ASA and Delta would have to be modified. The Delta representatives acknowledged that, as a result of such modification, ASA would probably experience reduced revenues aggregating $40 million to $50 million per year.

     Later that evening, an informal telephonic meeting was held among all of the ASA directors except George Berry and Parker Petit. Representatives of Morgan Stanley and Sullivan & Cromwell were introduced to the directors. Morgan Stanley informed the directors of its discussions with Goldman, Sachs and of the valuation range that Goldman, Sachs believed Delta was considering for ASA. Messrs. Pickett and Beiser informed the directors of developments of the meeting held earlier that day between Delta and ASA representatives regarding the renegotiation of the existing marketing arrangements with Delta. The directors did not believe that an offer at below market price was appropriate and Morgan Stanley was instructed to return to Goldman, Sachs to establish that Delta was not contemplating a below market price, and to negotiate for a higher price that offered ASA shareholders a premium.

     On February 12, 1999, Morgan Stanley called Goldman, Sachs to clarify Delta's position on the value of any offer and to inquire whether Goldman, Sachs could confirm that any offer that Delta might make would be at market price or above. After consultation with its clients, Goldman, Sachs confirmed that Delta would probably not present ASA with a below market offer, but that a premium, if any, would be modest.

     A telephonic meeting of ASA Board was held later in the day on February 12, 1999, during which Morgan Stanley reported on its conversations on ASA's behalf with Goldman, Sachs. Following, among other things, a discussion of the alternatives available to the Company, including the consideration of the effect of the Delta proposal to renegotiate the existing marketing arrangements with ASA, the Board instructed Morgan Stanley to propose to Goldman, Sachs a transaction that would permit ASA shareholders to elect to receive in exchange for their ASA Shares either common stock of Delta, on a tax-free basis, or cash at a price of $33.00 per Share.

     In the evening of February 12, 1999, Morgan Stanley indicated to Goldman, Sachs that the ASA Board would be prepared to move forward with a transaction at a price of $33.00 per Share, that would permit ASA shareholders to elect to receive merger consideration in the form of Delta stock on a tax-free basis to such shareholders. After further consultation with Delta, Goldman, Sachs advised Morgan Stanley that Delta was not interested in pursuing a stock transaction, but stated that Delta would be willing to consider a cash transaction at the price ASA had suggested.

     On February 13, 1999, Morgan Stanley reported to Goldman, Sachs that it had reviewed the matter further with representatives of the ASA Board and that ASA would be prepared to go forward with an all-cash tender offer of $35.00 per Share, and requested that Delta not insist on preclusive termination fees or lock-ups. After consultation with Delta management, Goldman, Sachs responded to Morgan Stanley, informing them that Delta believed that it could agree to a price at the midpoint of a range between $33.00 and $35.00 if all of the documentation issues were satisfactorily resolved. After consultation with its client, Morgan Stanley indicated that, if all the documentation was satisfactory, a $34.00 offer would be acceptable. That afternoon, Delta's counsel provided a draft merger agreement to ASA's counsel. Counsel for Delta and ASA met over the next two days to negotiate the terms of the transaction, including, among other things, the conditions to the offer and ASA's right to terminate the Merger Agreement if a third party were to make a superior proposal.

     A telephonic meeting of the ASA Board was held on February 14, 1999, during which Morgan Stanley reported on its discussions on ASA's behalf with Goldman, Sachs since the time of the February 12, 1999, ASA Board meeting. Sullivan & Cromwell then reported on the status of the draft merger agreement and the negotiations with Delta's legal counsel.

     At a meeting on February 14, 1999, Delta's Board of Directors heard presentations from Delta management regarding the implications of the proposed transaction for Delta. Management reported that an acquisition of ASA would enable Delta to realize revenue gains from factors such as more efficient operations, market growth, better utilization of aircraft at both airlines and improved business functions. The Delta Board approved the proposed acquisition on the terms under consideration and authorized a Committee consisting of Messrs. Mullin and Grinstein to be available to consider any changes in those terms that might arise as the final issues were negotiated.

     At a meeting held on the afternoon of February 15, 1999, in Atlanta, Georgia, the ASA Board gave further consideration to the proposed transaction. Among other things, management reported on the substantial negative impact that the Delta proposals for renegotiating ASA's marketing arrangement with Delta would have on the future financial performance of ASA and Morgan Stanley expressed its view that, as of the date of such opinion and based on and subject to the matters described therein, the consideration to be received by ASA's shareholders in the Offer and the Merger was fair, from a financial point of view, to ASA shareholders (other than Delta and its affiliates). The ASA Board unanimously approved the proposed transaction and the Merger Agreement. The Merger Agreement was signed that evening and the transaction was announced on the morning of February 16, 1999.

     Delta Sub commenced the Offer on February 22, 1999. Pursuant to the Offer, which expired on ______, 1999, Delta Sub purchased on _______________, 1999 ________ Shares (or approximately ___% of the Shares outstanding on such date, excluding the 7,995,000 Shares Delta beneficially owned immediately prior to the expiration of the Offer). After giving effect to this purchase, Delta beneficially owned ___% of all outstanding Shares. Later that day, at a meeting of the ASA Board, Messrs. ______, ________, ________, _______ and _______
tendered their resignations from the ASA Board and Maurice W. Worth, Malcolm B. Armstrong, Vicki B. Escarra, Warren C. Jenson and Frederick W. Reid were elected as directors of ASA.

     Contacts or Negotiations between Delta and Other Persons With Respect to
ASA

     On December 18, 1998, certain Delta representatives met with representatives of Comair Holdings, Inc. ("Comair"), a Delta Connection carrier in which Delta has an approximately 21% beneficial ownership interest. At that meeting, the parties discussed various aspects of the relationship between Delta and Comair, and exchanged views as to the strategic direction of the regional commuter market and the Delta Connection program. This included an exploratory discussion of the concept of a joint venture that would include certain of Delta's, ASA's and Comair's operations. Delta subsequently informed Comair that Delta was considering various alternatives with respect to its relationship with ASA and it did not at such time intend to pursue further discussions with Comair concerning such a concept.

     The Shareholders Agreement

     Delta entered into a shareholders agreement, dated as of February 15, 1999 (the "Shareholders Agreement"), with George F. Pickett, John W. Beiser, Elizabeth H. Pickett and Maureen W. Beiser (collectively, the "Interested Shareholders"). Pursuant to the Shareholders Agreement, each Interested Shareholder agreed to tender, or cause to be tendered, upon the request of Delta (and agreed that, subject to applicable law, he or she will not withdraw), pursuant to and in accordance with the terms of the Offer, all outstanding Shares beneficially owned by such Interested Shareholder. Further, the Interested Shareholders agreed not to vote any Shares in favor of the approval of any (i)

Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding up of ASA or any other extraordinary transaction involving ASA, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters.

     The foregoing description of the Shareholders Agreement does not purport to be complete and is qualified in its entirety by reference to the Shareholders Agreement which is filed as Exhibit (c)(6) to Delta's Tender Offer Statement on Schedule 14D-1 filed on February 22, 1999 (the "Schedule 14D-1") and is incorporated herein by reference.

     The Confidentiality Agreement

     On February 9, 1999, Delta and ASA entered into the Confidentiality Agreement, under which ASA agreed to provide certain confidential information relating to its operations to Delta. Pursuant to the Confidentiality Agreement, Delta agreed that Delta and its representatives would hold non-public information received from ASA under the Confidentiality Agreement in confidence, except to the extent that disclosure is legally mandated or compelled by any court, tribunal or governmental authority. The Confidentiality Agreement does not limit Delta's use of any information which (i) was previously known by Delta or its representatives, (ii) was independently developed by Delta or its representatives, (iii) was acquired by Delta or its representatives from a third party which is not obligated by ASA not to disclose such information or (iv) which is or becomes publicly available through no breach by Delta of its obligations under the Confidentiality Agreement. The foregoing description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement which is filed as exhibit 19 to ASA's Solicitation/Recommendation Statement on Schedule 14D-9 dated February 22, 1999 (the "Schedule 14D-9"), and is incorporated herein by reference.

Recommendation and Reasons of the ASA Board

     Recommendation of the ASA Board

     At a meeting of the ASA Board on February 15, 1999, the ASA Board unanimously approved the Merger Agreement and the transactions contemplated thereby and determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, the holders of Shares. The ASA Board recommends that ASA's shareholders approve the Merger and adopt the Merger Agreement.

     Reasons for the Recommendation of the ASA Board

     In reaching its conclusions with respect to the Offer and the Merger Agreement, the ASA Board considered a number of factors, including the following:

          (1) The familiarity of the ASA Board with the financial condition, results of operations, business and prospects of ASA (as reflected in ASA's historical and projected financial information), current economic and market conditions generally and in the airline industry specifically;

          (2) That ASA's financial condition, results of operations, business and prospects were substantially dependent on ASA's relationship with Delta and ASA's role as a Delta Connection carrier and that the Delta Connection Agreement was terminable by Delta upon 30 days' notice;

          (3) That Delta had advised ASA that it was dissatisfied with ASA's performance and service levels;

          (4) That discussions between Delta and ASA's management with respect to revenue reallocation and cost sharing arrangements proposed by Delta as part of the negotiation for renewing the Delta Connection Agreement would, in the view of ASA's management, be likely to reduce ASA's net income by approximately $21 million in 1999 and by approximately $45-$55 million in each year thereafter from the net income of ASA previously projected by ASA's management, and the fact that ASA's management did not believe it could negotiate terms that would be materially more favorable to ASA;

          (5) That Delta had proposed other changes to its commercial relationship with ASA, the effect of which ASA's management could not readily quantify at the time but which ASA's management believed would adversely affect further the future financial performance of ASA, including Delta's proposals to impose upon ASA new charges for the payment of overrides to travel agents' commissions, to specify markets into which ASA's regional jets would be deployed, and to impose fees for passengers not connecting with Delta flights and service performance penalties;

          (6) That the $34.00 per Share in cash to be paid in the Offer and the Merger would represent a significant premium to the price at which the Shares would likely trade once the anticipated renegotiated Delta Connection Agreement provisions became effective and publicly known;

          (7) That ASA's relationship with Delta within the Southeastern United States was not exclusive and that Delta could at any time bring in other Delta Connection carriers into markets served by ASA;

          (8) That Delta had rejected recent proposals for ASA to introduce service into new markets as a Delta Connection carrier, using Delta's designator code, which severely restricted ASA's ability to expand its operations on a profitable basis;

          (9) The opinion of ASA's financial advisor, Morgan Stanley, that as of the date of such opinion, the $34.00 per Share to be offered to the shareholders of ASA pursuant to the Offer and the Merger is fair from a financial point of view to such shareholders (other than Delta and its affiliates) (see "--Opinion of Financial Advisor to the ASA Board");

          (10) The fact that the Merger Agreement provides for a first-step cash tender offer for all outstanding Shares thereby enabling all shareholders who tender their Shares to receive promptly $34.00 per Share in cash, and that shareholders who do not tender their Shares will receive the same cash price in the subsequent Merger;

          (11) The other terms and conditions of the Offer, the Merger and the Merger Agreement, including the fact that the Merger Agreement does not preclude the ASA Board from considering other bids that could reasonably lead to a Superior Proposal (as defined below). In particular, the Merger Agreement permits the ASA Board (i) to furnish information to, and engage in discussions or negotiations with, third parties who make a proposal to acquire or invest in ASA or engage in any other business combination or similar transactions with ASA if the ASA Board reasonably believes in good faith, after consultation with an investment bank of nationally recognized reputation and outside legal counsel, that such proposal is bona fide and could reasonably lead to the delivery of a proposal to acquire at least a majority of the outstanding Shares that the ASA Board determines in good faith, after consulting with an investment bank of nationally recognized reputation and its outside legal counsel, would result in a transaction, if consummated, that is more favorable to ASA's shareholders (other than Delta and its affiliates), from a financial point of view (a "Superior Proposal") and that furnishing such information or engaging in such discussions or negotiations is required for the ASA Board to comply with its fiduciary duties under applicable law and (ii) after receipt of a Superior Proposal, to terminate the Merger Agreement and enter into a binding agreement with respect to such a Superior Proposal after providing Delta with two business days' notice of its intention to do so, specifying the material terms and conditions of such Superior Proposal, considering in good faith any revised proposal that Delta may make, and paying
     Delta a termination fee of $5,000,000;

          (12) A review of possible alternatives to the Offer and the Merger, the range of possible benefits and risks to the shareholders of such alternatives, the timing and likelihood of accomplishing any such alternatives, and the effect of Delta's ownership of approximately 28% of the Shares and commercial relationship with ASA on ASA's ability to pursue any of these alternatives; and

          (13) The likelihood that the Offer and the Merger will be consummated, including the fact that the obligations of Delta and Delta Sub are not conditioned upon obtaining any financing.

     On March 10, 1999, Delta, Delta Sub and ASA entered into an amendment to the Merger Agreement, amending the Merger Agreement to eliminate the $5,000,000 termination fee payable by ASA to Delta if ASA or Delta were to terminate the Merger Agreement as a result of ASA's receiving and accepting a Superior Proposal.

     The foregoing discussion of the information and factors considered and given weight by the ASA Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Offer and the Merger Agreement, the ASA Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the ASA Board may have given different weights to different factors.

     The ASA Board did not consider an alliance with another major air carrier as a viable option to mitigate the anticipated effects of a renegotiation of the Delta Connection Agreement since the ASA Board understood, among other things, that in light of the concentration of ASA's operations in the Southeastern United States and Atlanta, in particular, such an alliance would not have as high a value to a major carrier that did not have as significant an operating presence in Atlanta as Delta.

     On behalf of ASA, the ASA Board hired an independent financial advisor, Morgan Stanley & Co. Incorporated, in connection with the evaluation and negotiation of the terms of the Offer, the Merger and other matters arising in connection therewith. None of the members of the ASA Board are affiliated with Delta or Purchaser and five of the seven members of the ASA Board are nonemployees of ASA.

     In reaching its conclusions with respect to the Offer and the Merger Agreement, the ASA Board adopted the conclusions reached by Morgan Stanley & Co. Incorporated, ASA's financial advisor, in its opinion to the ASA Board of February 15, 1999. In light of the nature of ASA's business, the ASA Board did not deem net book value or liquidation value to be relevant indicators of the value of Shares.

     Certain Projections for ASA

     The following sets forth certain financial information and projections (the "Projections") for ASA for the fiscal years ending December 31, 1999 through 2003 and includes ASA management's best estimate as to the effect of Delta's proposed revenue reallocation and cost sharing arrangements upon ASA's revenues and income during this period. ASA does not in the ordinary course publicly disclose projections as to future revenues or earnings and the Projections were not prepared with a view to public disclosure. These Projections were not prepared in accordance with generally accepted accounting principles and ASA's independent accountants have not examined or compiled any of the following Projections or expressed any conclusion or provided any other form of assurance with respect to such Projections. Accordingly, ASA's independent accountants assume no responsibility for such Projections. The Projections were delivered to Morgan Stanley solely in connection with their due diligence investigation of ASA in order for them to prepare the financial analysis described below in connection with the Offer and the Merger. The Projections were prepared with a limited degree of precision, and were not prepared with a view to compliance with the guidelines established by the American Institute of Certified Public Accountants regarding projections, which would require more complete presentation of data than as shown below.

                                        Adjusted Projected Income Statement
                          (all amounts in millions of dollars, except for per Share data)


                                               1998(A)     1999(E)     2000(E)     2001(E)     2002(E)     2003(E)
                                               -------     -------     -------     -------     -------     -------
Passenger Revenue (a).......................    400.2       461.2       539.9       591.1       613.5       637.1
Revenue Reallocation (b)(c).................       --       (25.0)      (58.6)      (64.1)      (66.6)      (69.1)
Other Revenue...............................      9.7         7.2         8.4         9.2         9.6         9.9
Adjusted Revenue............................    409.9       443.4       489.8       536.2       556.5       578.0

Operating Expense...........................    313.8       360.5       418.8       461.9       482.8       499.0
Incremental Cost Sharing (c)................                  8.0         9.4        10.3        10.6        11.1
Adjusted Operating Expense..................    313.8       368.5       428.2       472.2       493.4       510.0

Operating Income............................     96.1        74.8        61.6        64.0        63.0        67.9
Operating Margin............................     23.4%       16.9%       12.6%       11.9%       11.3%       11.8%

Non-Operating Income........................     10.2        10.5         9.9        12.7        15.3        17.6

Pre-Tax Income..............................    106.3        85.3        71.5        76.7        78.3        85.5
Pre-Tax Margin..............................     25.9%       19.2%       14.6%       14.3%       14.1%       14.8%
Income Tax Provision........................     40.1        32.2        27.0        28.9        29.6        32.3

Net Income..................................     66.1        53.1        44.5        47.7        48.8        53.2
Net Margin..................................     16.1%       12.0%        9.1%        8.9%        8.8%        9.2%





                                       15



                                               1998(A)     1999(E)     2000(E)     2001(E)     2002(E)     2003(E)
                                               -------     -------     -------     -------     -------     -------

Shares Outstanding..........................     29.7        28.7        28.7        28.7        28.7        28.7

Adjusted Earnings Per Share.................    $2.22       $1.85       $1.55       $1.66       $1.70       $1.86

Unadjusted Earning Per Share................    $2.22       $2.61       $3.12       $3.42       $3.58       $3.85

Difference..................................               ($0.76)     ($1.57)     ($1.76)     ($1.88)     ($1.99)
%Decrease...................................                -29.1%      -50.3%      -51.4%      -52.5%      -51.8%

---------
(a) Projections for passenger revenue assume growth in available seat miles consistent with ASA's projected fleet plan, a constant passenger load factor of 56.8% and a yield that declines to 33.5 cents per passenger mile in 2001.

(b) Projections with respect to revenue reallocation were calculated based on $50 million or 10.85% of estimated passenger revenue for 1999. A pro rata percentage of 10.85% was used for 2000 through 2003 and a percentage of 5.425% was used for 1999 since the revenue reallocation was to phase in during 1999.

(c) Of the Delta Connection renegotiation items, only the financial impact of revenue reallocation and incremental cost sharing (of computer reservation service fees) were included in ASA management's projections. (See number
     (5) under "--Recommendation and Reasons of the ASA Board" for other cost elements that were not readily quantifiable by management).

Opinion of Financial Advisor to the ASA Board

     ASA retained Morgan Stanley to act as its financial advisor in connection with the Offer and the Merger and related matters based upon Morgan Stanley's qualifications, expertise and reputation. On February 15, 1999, Morgan Stanley delivered its oral opinion to the ASA Board that, as of such date and based upon the procedures and subject to the assumptions and qualifications described to ASA Board and later set forth in the written opinion of Morgan Stanley dated February 15, 1999, the consideration to be received by the holders of Shares pursuant to the Merger Agreement was fair from a financial point of view to such holders (other than Delta and its affiliates).

     The full text of Morgan Stanley's written opinion dated as of February 15, 1999, which sets forth, among other things, assumptions made, matters considered, and scope and limitations on the review undertaken (the "Morgan Stanley Opinion"), is attached as Annex A hereto and is incorporated herein by reference. Holders of Shares are urged to, and should, read the Morgan Stanley Opinion carefully and in its entirety. The Morgan Stanley Opinion is directed to the ASA Board and the fairness of the consideration, from a financial point of view, to the holders of Shares (other than Delta and its affiliates) pursuant to the Merger Agreement and it does not address any other aspect of the Merger. The summary of the Morgan Stanley Opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.

     In arriving at its opinion, Morgan Stanley (i) reviewed certain publicly available financial statements and other information of ASA; (ii) reviewed certain internal financial statements and other financial and operating data concerning ASA prepared by the management of ASA; (iii) analyzed certain financial projections prepared by the management of ASA; (iv) discussed the past and current operations and financial condition and the prospects of ASA, including ASA's expected future relationship with Delta, with senior executives of ASA; (v) reviewed the reported prices and trading activity for the Shares;
(vi) compared the financial performance of ASA and the prices and trading activity of the Shares with that of certain other comparable publicly-traded companies and their securities; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
(viii) participated in discussions and negotiations among representatives of ASA and Delta and their financial and legal advisors; (ix) reviewed the Merger Agreement and certain related documents; and (x) performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

     In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of the Morgan Stanley Opinion. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of ASA. In addition, Morgan Stanley assumed that the Offer and the Merger would be consummated on the terms set forth in the Merger Agreement. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of ASA, nor was Morgan Stanley furnished with any such appraisals. The Morgan Stanley Opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of the Morgan Stanley Opinion.

     In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party, nor did it have discussions with any party other than Delta with respect to the acquisition of ASA or any of its assets.

     Below is a brief summary of certain analyses performed by Morgan Stanley and reviewed with the ASA Board on February 15, 1999 in connection with the preparation of the Morgan Stanley Opinion and with its oral presentation to the ASA Board on such date. Due to the anticipated revenue reallocation and cost sharing arrangements proposed by Delta as part of the negotiations for the renewal of the Delta Connection Agreement between ASA and Delta, ASA adjusted its financial projections to reflect ASA management's best estimate of certain of such arrangements and provided the projections as of February 11, 1999 to Morgan Stanley. The Projections are set out above under "Recommendation and Reasons of the ASA Board--Certain Projections for ASA". As such, the unaffected market price of the Shares on the business day prior to the announcement of the Merger Agreement was not an appropriate means of valuation because it did not reflect the impact of the Projections and, consequently, Morgan Stanley based its analyses on the Projections.

     Value Impact of Projections. Using the market price of the Shares on February 12, 1999 of $31.94 and median IBES earnings per share estimates as of February 12, 1999, Morgan Stanley calculated (i) the multiple of the current market price per common share to earnings per share estimates for 1999 of 12.0x and (ii) the multiple of the current market price per common share to earnings per share estimates for 2000 of 10.4x. Applying these multiples to the Projections of earnings for 1999 and 2000, Morgan Stanley calculated adjusted estimated Share prices of $15.60 and $16.12, respectively.

     Comparable Public Company Analysis. As part of its analysis, Morgan Stanley compared certain financial information of ASA with corresponding publicly available information of a group of five publicly-traded regional airline companies that Morgan Stanley considered comparable in certain respects with ASA (the "Comparable Public Companies"), which group included: Comair; Mesa Air Group, Inc.; Atlantic Coast Airlines Holdings, Inc.; SkyWest, Inc.; and Mesaba Holdings, Inc.

     Morgan Stanley analyzed the relative performance of ASA by comparing certain market trading statistics for ASA with those of the Comparable Public Companies. The market trading information used in ratios provided below is as of February 12, 1999. The market trading information used in the valuation analysis was (i) market price to estimated earnings per share for 1999 and (ii) market price to estimated earnings per share for 2000. Earnings estimates for ASA were based on the Projections. Earnings per share estimates for the Comparable Public Companies were based on median IBES estimates as of February 12, 1999. An analysis of the multiples for the Comparable Public Companies yielded (i) multiples of the current market price per common share to earnings per share estimates for 1999 of 12.2x to 16.6x, with a mean of 15.1x and a median of 15.3x and (ii) multiples of the current market price per common share to earnings per share estimates for 2000 of 9.4x to 14.4x, with a mean of 12.4x and a median of 12.1x. Applying (i) multiples of 12.0x to 16.5x to 1999 estimated earnings of ASA and (ii) multiples of 10.5x to 14.5x to 2000 estimated earnings of ASA, Morgan Stanley calculated ranges of implied equity share values for the Shares of $16 to $22 and $16 to $23, respectively, and an overall mean range of $16 to $22.

     Precedent Transaction Analysis. Using publicly available information, Morgan Stanley performed an analysis of two precedent transactions (the "Precedent Airline Transactions") in the regional air carrier business segments that

Morgan Stanley deemed comparable to the Offer and the Merger. The two transactions constituting the Precedent Airline Transactions were (acquiror/acquiree): American Airlines, Inc./Reno Air, Inc. and Mesa Air Group Inc./CCAir, Inc. Morgan Stanley calculated that the premium to unaffected stock price in the American Airlines, Inc./Reno Air, Inc. and Mesa Air Group Inc./CCAir, Inc. transactions was 51.9% and 24.4%, respectively, with a mean of 38.2% and a median of 38.2%. After combining the results of the Precedent Airline Transactions with data from Securities Data Corporation indicating that the mean and medium premiums paid in certain "going private" transactions during the past five years was 43.0% and 30.0%, respectively, Morgan Stanley calculated a range of implied equity value share values of $21 to $32 based on a range of premiums from 30.0% to 45.0% applied to the values derived from the Comparable Public Company analysis.

     Discounted Cash Flow Analysis. Morgan Stanley performed a discounted cash flow analysis of ASA for the fiscal years ended 1999 through 2003 based on the Projections. Unlevered free cash flows of ASA were calculated as net income plus depreciation and amortization plus deferred taxes plus other non-cash expenses plus after-tax net interest expense less capital expenditures less investment in working capital. Morgan Stanley calculated terminal values by applying a range of perpetual growth rates to the unlevered free cash flows in fiscal 2003 from 3.0% to 5.0%, representing estimated ranges of long-term cash flow growth rates for ASA. The unlevered cash flow streams and terminal values were then discounted to the present using a range of discount rates from 11.0% to 12.0%, representing an estimated weighted average cost of capital range for ASA. The discounted values representing the aggregate values were then adjusted by adding cash and subtracting debt to arrive at implied equity values. Based on this analysis, Morgan Stanley calculated implied per share equity values for ASA ranging from $20 to $25.

     No company or transaction used in the Comparable Public Company and Precedent Transaction is identical to ASA or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of ASA and other general business, economic, market, or financial factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or the median) is not itself a meaningful method of using comparable public company data.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all its analysis as a whole and did not attribute any particular weight to any analysis or factor considered by it. Morgan Stanley believes that selecting any portion of Morgan Stanley's analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of ASA.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of ASA. The analyses performed by Morgan Stanley are not necessarily indicative of actual value, which may be significantly more or less favorable than suggested by such analyses. Such analyses were performed solely as part of Morgan Stanley's analysis of whether the consideration to be received by the holders of Shares pursuant to the Merger Agreement was fair from a financial point of view to such holders (other than Delta and its affiliates), and were conducted in connection with the delivery of the Morgan Stanley Opinion. The analyses do not purport to be appraisals or to reflect the prices at which ASA might actually be sold.

     As described above, the Morgan Stanley Opinion provided to the ASA Board was one of a number of factors taken into consideration by the ASA Board in making its determination to recommend adoption of the Merger Agreement and the transactions contemplated thereby. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the ASA Board or the view of the management with respect to the value of ASA.

     The consideration to be received by the holders of Shares pursuant to the Merger Agreement was determined through negotiations between ASA and Delta and was approved by the entire ASA Board.

     The ASA Board retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. As part of its investment banking business, Morgan Stanley is regularly engaged in the valuation of business and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuation for estate, corporate and other purposes. Morgan Stanley has advised ASA that, in the ordinary course of its business, Morgan Stanley and its affiliates may actively trade the debt and equity securities or senior loans of ASA and Delta for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short term position in such securities. In the past, Morgan Stanley has provided investment banking services to Delta unrelated to the Offer and Merger, for which services Morgan Stanley has received compensation. In December 1998, Morgan Stanley acted as agent in connection with a private placement of Delta notes for which Delta paid Morgan Stanley a fee not in excess of $200,000, and such fee was the only fee paid by Delta to Morgan Stanley in 1998. No fees have been paid by Delta to Morgan Stanley in 1999. Morgan Stanley and its affiliates may maintain relationships with ASA and Delta in the future.

     Pursuant to a letter agreement between ASA and Morgan Stanley, dated February 11, 1999, ASA has agreed to pay Morgan Stanley: (A) if no Merger Agreement is entered into, an "Advisory Fee" calculated to be approximately $100,000, (B) if the Merger Agreement is entered into or the Offer is commenced, an "Agreement Fee" equal to $1,500,000 or (C) if the Offer is consummated, a "Transaction Fee" equal to $5,000,000 against which any Advisory Fee or Agreement Fee will be credited. The full amount of the Transaction Fee is to be paid by ASA when control of 50% or more of the Shares changes hands. In addition to any fees for professional services, Morgan Stanley will also be reimbursed for expenses incurred in connection with Morgan Stanley's representation of ASA. ASA has also agreed to indemnify Morgan Stanley and its affiliates against certain liabilities, including liabilities under the federal securities laws, related to, arising out of or in connection with the engagement of Morgan Stanley by ASA.

     The foregoing summary does not purport to be a complete description of the analyses performed by Morgan Stanley and is qualified in its entirety by reference to the Morgan Stanley Opinion attached as Annex A hereto.

Position of Delta and Delta Sub Regarding Fairness of the Merger

     Delta and Delta Sub believe that the consideration to be received by ASA's shareholders pursuant to the Merger is fair to such shareholders. Delta and Delta Sub base their belief on the following facts:

          (i) the fact that the ASA Board concluded that the Offer and the Merger are fair to, and in the best interests of, ASA's shareholders (other than Delta and its affiliates);

          (ii) notwithstanding the fact that Morgan Stanley's opinion was addressed to the ASA Board and that neither Delta nor Delta Sub is entitled to rely on such opinion, the fact that the ASA Board received an opinion from Morgan Stanley that, as of the date of such opinion and based on and subject to certain matters stated in such opinion, the consideration to be paid in the Offer and the Merger is fair to the holders of Shares (other than Delta and its affiliates) from a financial point of view;

          (iii) the long-term value and prospects of ASA given the fact that the marketing arrangements between Delta and ASA are terminable on 30 days' written notice and hence subject to renegotiation;

          (iv) the fact that the Offer constitutes a 6.5% premium over the closing market price of ASA's Shares on February 12, 1999, the business day immediately prior to the date on which the Offer was announced;

          (v) the fact that the same consideration will be paid in both the Offer and the Merger;

          (vi) the fact that the Offer and the Merger will each provide consideration to ASA's shareholders entirely in cash;

          (vii) the fact that, because of the current marketing alliance between Delta and ASA pursuant to the Delta Connection Agreement, ASA has a higher value to Delta than it holds for any other potential bidder; and

          (viii) the terms and conditions of the Offer, the Merger and the Merger Agreement, including the fact that the Merger Agreement does not preclude the ASA Board from considering other bids that could reasonably lead to a Superior Proposal, and the ASA Board's right to terminate the Merger Agreement upon the payment of only a $5.0 million termination fee in order to enter into a superior proposal.

     On March 10, 1999, Delta, Delta Sub and ASA entered into an amendment to the Merger Agreement, amending the Merger Agreement to eliminate the $5,000,000 termination fee payable by ASA to Delta if ASA or Delta were to terminate the Merger Agreement as a result of ASA's receiving and accepting a Superior Proposal.

     Delta and Delta Sub did not find it practicable to assign, nor did they assign, relative weights to the individual factors considered in reaching its conclusion as to fairness. In light of the nature of ASA's business, Delta and Delta Sub did not deem net book value or liquidation value to be relevant indicators of the value of the Shares.

Purpose and Structure of the Merger; Reasons of Delta for the Merger

     The purpose of the Merger is for Delta to increase Delta's ownership of ASA from approximately __% to 100%. Upon consummation of the Merger, ASA will become an indirect, wholly-owned subsidiary of Delta. The acquisition of the Shares not owned by Delta and its affiliates was structured as a cash tender offer followed by a cash merger so as to effect a prompt and orderly transfer of ownership of ASA from ASA's public shareholders to Delta and Delta Sub, and so as to provide such shareholders with cash for all of their Shares.

     Under the GBCC, the approval of the ASA Board and the affirmative vote of a majority of the votes entitled to be cast by the holders of all the outstanding Shares as of the Record Date are required to approve and adopt the Merger Agreement. The ASA Board has approved and adopted the Merger Agreement and the transactions contemplated thereby, and the only remaining required corporate action of ASA is the approval and adoption of the Merger Agreement by a majority vote of ASA shareholders. Delta has agreed to vote all Shares it beneficially owns in favor of adoption of the Merger Agreement. Because Delta and its affiliates own approximately ___% of the outstanding Shares on the Record Date, adoption of the Merger Agreement is assured without the vote of any other shareholder.

     Delta has decided to acquire ASA at this time to improve customer service and to strengthen its financial position. Delta believes customer service improvements will result from more closely integrated flight schedules between the two airlines, new service opportunities and the implementation at ASA of operational improvements and efficiencies that Delta has developed in the last few years. Delta also believes that the acquisition will generate revenue benefits through more efficient operations, market growth, better utilization of aircraft at both airlines and improved business functions such as integrated scheduling, market planning and revenue management.

Plans for ASA after the Merger

     After the Merger, it is expected that John N. Selvaggio, who is currently Senior Vice President-Airport Customer Service of Delta, will serve as President and Chief Executive Officer of ASA; Ronald V. Sapp, who is currently Chief Financial Officer and Senior Vice President-Finance of ASA, will continue to serve in those positions; and Edward J. Paquette, who is currently Senior Vice President-Operations of ASA, will continue to serve in the same position.

     Except for the transactions contemplated by the Merger Agreement, Delta has no current plans or proposals which relate to or would result in: (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving ASA; (b) a sale or transfer of a material amount of assets of ASA; (c) any change in the management of ASA or any change in any material term of the employment contract of any executive officer; or (d) any other material change in ASA's corporate structure or business.

     Nevertheless, Delta may initiate a review of ASA and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following the Merger in order best to organize and coordinate the activities of ASA and Delta. Furthermore, in connection with its ongoing review of its long term strategy with respect to the utilization of regional jets in Delta's route network, Delta may, in the future, consider transactions such as the disposition or acquisition of material assets, alliances, joint ventures, other forms of co-operation with third parties or other extraordinary transactions affecting ASA or its operations.

Accounting Treatment

     The Merger will be accounted for under the "purchase" method of accounting in accordance with generally accepted accounting principles. Therefore, the purchase price will be allocated based upon the fair value of assets acquired and liabilities assumed.

Merger Agreement

     The following is a summary of the material provisions of the Merger Agreement, as amended through the date hereof. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement which is filed as Exhibit 4 to the Schedule 14D-9 and Amendment No. 1 to the Merger Agreement, which is filed as Exhibit 23 to the Schedule 14D-9, as amended through the date hereof, and each of which is incorporated herein by reference. Shareholders are urged to read the Merger Agreement in its entirety and to consider it carefully. Capitalized terms not otherwise defined in the following summary have the respective meanings set forth in the Merger Agreement.

     Appointment of ASA Directors by Delta

     The Merger Agreement provides that, effective upon the acceptance for payment by Delta Sub of any Shares pursuant to the Offer, Delta will be entitled to designate the number of directors, rounded up to the next whole number, on the ASA Board that equals the product of the total number of directors on the ASA Board (giving effect to the election of any additional directors pursuant to this provision) multiplied by the percentage that the number of Shares beneficially owned by Delta (including Shares accepted for payment) bears to the total number of Shares outstanding. In furtherance thereof, ASA will take all action necessary to cause Delta's designees to be elected or appointed to the ASA Board, including, without limitation, increasing the number of directors and seeking and accepting resignations of incumbent directors. Effective upon such acceptance for payment, ASA will use its best efforts to cause individuals designated by Delta to constitute the same percentage as such individuals represent on the ASA Board of (i) each committee of the Board and (ii) each board of directors (and committee thereof) of each subsidiary of ASA. Notwithstanding the foregoing, prior to the Effective Time, ASA will use its reasonable best efforts to cause at least two persons who are not employees of ASA or affiliated with Delta (the "Independent Directors") to be members of the ASA Board.

     Pursuant to these provisions, on ______________, 1999, shortly after Delta Sub had purchased Shares in the Offer which, together with the other Shares already beneficially owned by Delta on such date, comprised ___% of the outstanding Shares, all members of the ASA Board except for Messrs. ________________ and ______________ resigned, and Messrs. Worth, Armstrong, Jenson and Reid and Ms. Escarra were elected as directors of ASA.

     The Merger

     The Merger Agreement provides that as promptly as practicable after all conditions to the Merger set forth therein have been satisfied or, to the extent permitted thereunder, waived, Delta Sub will be merged with and into ASA in accordance with the GBCC. As a result of the Merger, the separate existence of Delta Sub will cease and ASA will continue as the Surviving Corporation. At the Effective Time, each Share outstanding immediately prior to the

Effective Time (other than Shares held in the treasury of ASA, Shares owned by Delta and its affiliates or Shares as to which dissenters' rights have been exercised) will be converted into the right to receive the Merger Consideration.

     Merger Consideration

     In the Merger, each outstanding Share will be converted, by virtue of the Merger and without any action on the part of the ASA shareholders, into the right to receive $34.00 per Share in cash, without interest thereon.

     Effective Time

     The Merger shall become effective at such time as the Merger Agreement is approved by ASA shareholders and the Articles of Merger are duly filed with the Secretary of State of the State of Georgia (the "Effective Time").

     Exchange and Payment Procedures

     As soon as practicable after the Effective Time, the Exchange Agent will mail to each record holder of an outstanding certificate representing a Share immediately prior to the Effective Time, a letter of transmittal and instructions for use in effecting the surrender of such certificate in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a certificate representing a Share, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such certificate shall be entitled to receive the Merger Consideration. Until surrendered in accordance with the foregoing instructions, each certificate representing a Share will represent for all purposes only the right to receive the Merger Consideration. Any Merger Consideration made available to the Exchange Agent that remains unclaimed by shareholders for six months after the Effective Time will be delivered to Delta, and any ASA shareholders who have not theretofore made an exchange must thereafter look to Delta for payment of their claim for Merger Consideration.

     Transfer of Shares

     No transfer of Shares will be made on the share transfer books of ASA after the Effective Time. If, at or after the Effective Time, certificates of Shares are presented, they will be canceled and exchanged for the right to receive $34.00 in cash per Share as provided in "--Exchange and Payment Procedures."

     Stock Options

     At the Effective Time, each option to purchase Shares outstanding under any stock option or compensation plan or arrangement of ASA that is vested and exercisable (including any option that becomes vested and exercisable by its terms as a result of the transactions contemplated in the Merger Agreement), shall be canceled, and in consideration thereof, Delta will pay to the holder of each such option promptly after the Effective Time an amount in cash determined by multiplying (i) the excess, if any, of the amount of the Merger Consideration over the applicable per Share exercise price of such option by (ii) the number of Shares to which such option relates.

     Representations and Warranties

     The Merger Agreement contains various customary representations and warranties of the parties thereto, including, without limitation, representations (i) by ASA, Delta and Delta Sub as to their respective corporate status, the authorization and the enforceability of the Merger Agreement against each such party, the information to be provided by each such party for inclusion in Commission filings related to the Offer and the Merger, finders' fees and noncontravention and (ii) by ASA as to its capitalization, its subsidiaries, the accuracy of its financial statements and filings with the Commission, compliance with laws, the absence of undisclosed material liabilities, the absence of certain changes or events concerning ASA's business from December 31, 1997 to the date of the Merger Agreement, the absence of material litigation, certain tax matters, certain employee benefit and pension plan matters, certain environmental matters, assets, certain labor matters, insurance, the inapplicability of Georgia anti-takeover statutes, year

2000 compliance and the identification of and absence of material adverse changes with respect to its material contracts. The representations and warranties contained in the Merger Agreement will not survive the Effective Time.

     Covenants

     The Merger Agreement contains various customary covenants of the parties thereto. A description of certain of these covenants follows:

          Conduct of Business. Pursuant to the Merger Agreement, ASA has agreed that, from February 15, 1999 until the earlier of (x) the time designees of Delta constitute a majority of the ASA Board and (y) the Effective Time, ASA and its subsidiaries will:

               (i) conduct their businesses as in the ordinary course consistent with past practice and will use reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees;

               (ii) use all reasonable efforts to keep all material property and equipment useful and necessary in its business in good working order and condition;

               (iii) continue, in respect of all aircraft, engines and spare parts intended for use in its operations, its maintenance programs consistent with past practice (except as required or permitted by applicable law), including using reasonable best efforts to keep all such aircraft in such condition as may be necessary to enable the airworthiness certification of such aircraft under the Federal Aviation Act to be maintained in good standing at all times; and

               (iv) at all times up to and including the Effective Time, except to the extent not available on commercially reasonable terms, maintain their existing insurance coverage of all types, including (but not limited to) "all risk", hull and property damage, in effect or procure substantially similar substitute insurance policies with financially sound and reputable insurance companies in at least such amounts and against such risks as are currently covered by such policies.

          Without limiting the generality of the foregoing, from the date hereof until the earlier of (x) the time designees of Delta constitute a majority of the ASA Board and (y) the Effective Time, ASA will not, and will cause its subsidiaries not to, except as consented to in writing by Delta, which consent shall not be unreasonably withheld:

               (i) adopt or propose any change in their respective organizational documents (including bylaws);

               (ii) except pursuant to existing agreements or arrangements

               (A) acquire (by merger, consolidation or acquisition of stock or assets) any material corporation, partnership or other business organization or division thereof, or sell, lease or otherwise dispose of a material subsidiary or a material amount of assets or securities,

               (B) other than in the ordinary course of business, consistent with past practice, make any investment in an amount in excess of $250,000 in the aggregate whether by purchase of stock or securities, contributions to capital (other than contributions to capital of a wholly-owned subsidiary) or any property transfer, or purchase for an amount in excess of $250,000 in the aggregate, any property or assets of any other individual or entity,

               (C) waive, release, grant or transfer any rights of material value, including any routes or slots to which ASA had a right on February 15, 1999,

               (D) license (as licensor), dispose of, assign, transfer or encumber any intellectual property,

               (E) modify or change in any material respect any existing material license, lease, contract, or other document,

               (F) enter into any material agreement,

               (G) except to refund or refinance commercial paper, incur, assume or prepay an amount of long-term or short-term debt (including leases, financings, general airport revenue bonds, special revenue bonds and special facility bonds) in excess of $2,000,000 in the aggregate,

               (H) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person which are in excess of $250,000 in the aggregate,

               (I) make any loans to any other person which are in excess of $250,000 in the aggregate, or

               (J) authorize any capital expenditures which individually are in excess of $500,000 or in the aggregate are in excess of $10,000,000, in either case other than ordinary course capital expenditures in connection with (1) engine overhauls, (2) ASA's Hartsfield Atlanta International Airport Concourse C renovations, provided that representatives of Delta and ASA will meet as soon as practicable after February 15, 1999 (x) to review the status of the renovations and the remaining work to be done in order to complete the renovations and (y) to consider whether alterations to such renovations are appropriate, taking into account ASA's operational needs and contractual obligations, (3) increases in inventory in connection with additions to ASA's regional jet fleet and (4) momentary acquisitions of equity interests in regional jet aircraft pursuant to sale-leaseback transactions on terms consistent with past practice;

               (iii) (A) acquire or lease any aircraft other than pursuant to contracts or agreements in effect as of February 15, 1999;
          (B) exercise any options to acquire any additional aircraft under contracts and agreements in effect as of February 15, 1999; (C) enter into, or commit to enter into, any new contract or agreement with respect to the acquisition or lease of additional aircraft; (D) except as disclosed in writing to Delta, agree or commit to accelerate the delivery of, or agree to materially delay or defer the delivery of, aircraft for which contracts or commitments exist, or exercise any right of substitution of different aircraft models under any contract or arrangement; or (E) operate any aircraft configured with in excess of 70 passenger seats;

               (iv) split, combine or reclassify any shares of their respective shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of their respective shares of capital stock (other than (x) regular quarterly dividends not in excess of $0.115 per Share, and (y) cash dividends and distributions by a wholly owned subsidiary of ASA to ASA or to a subsidiary all of the capital stock which is owned directly or indirectly by ASA) or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of their securities or any securities of their subsidiaries;

               (v) enter into any agreement or arrangement that limits or otherwise restricts ASA or any of its affiliates or any successor thereto or that could, after the Effective Time, limit or restrict the Surviving Corporation, any subsidiary thereof or any of their affiliates, from engaging or competing in any line of business or in any location, which agreement or arrangement would be material to the business of ASA or the business of Delta or any of Delta's subsidiaries (assuming the Merger had taken place), in either case taken as a whole;

               (vi) except as otherwise disclosed in writing to Delta, adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit and welfare of any director, officer or employee, or (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate (excluding increases arising pursuant to any collective bargaining agreements covering employees of ASA as of February 15,
          1999) do not result in a material increase in benefits or compensation expense to ASA) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options or stock appreciation rights or the removal of existing restrictions in any benefit plans or agreements);

               (vii) revalue in any material respect any of their assets, including, without limitation, writing down the value of inventory in any material manner or write-off of notes or accounts receivable in any material manner;

               (viii) pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the consolidated financial statements of ASA or incurred in the ordinary course of business, consistent with past practices;

               (ix) make any federal or material state tax election or settle or compromise any material income tax liability controversy;

               (x) take any action other than in the ordinary course of business and consistent with past practices with respect to accounting policies or procedures or except as required by generally accepted accounting principles or Regulation S-X under the Exchange Act of 1934, as amended (the "Exchange Act");

               (xi) enter into any new or amended contract, agreement, side letter or memorandum of understanding with any unions representing employees of ASA;

               (xii) agree or commit to do any of the foregoing; or

               (xiii) take or agree or commit to take any action that would make any representation and warranty of ASA under the Merger Agreement inaccurate in any material respect at, or as of any time prior to, the Effective Time.

     Shareholder Meeting. Unless a shareholder vote is not required under Georgia Law, ASA will cause a meeting of its shareholders to be duly called and held as soon as reasonably practicable following the consummation of the Offer for the purpose of voting on the approval and adoption of the Merger Agreement and the transactions contemplated thereby. In connection with such meeting, ASA
(i) will use its reasonable best efforts to obtain the necessary approvals by its shareholders of the Merger Agreement and the transactions contemplated thereby (subject to fiduciary duties under applicable law) and (ii) will otherwise comply with all legal requirements applicable to such meeting.

     The ASA Board will recommend approval and adoption of the Merger Agreement and the transactions contemplated thereby by ASA's shareholders (the "Recommendation"), and neither the ASA Board nor any committee thereof will amend, modify, withdraw, condition or qualify the Recommendation in a manner adverse to Delta or take any action or make any statement inconsistent with the Recommendation unless (i) the ASA Board determines in good faith, after consultation with outside legal counsel, that it must take such action(s) to comply with its fiduciary duties under applicable law, (ii) a Superior Proposal (as defined below) is pending at the time the ASA Board determines to take any such action(s) and (iii) ASA has provided reasonable prior notice advising

Delta that it intends to take such action. Nothing contained in the Merger Agreement shall prevent the ASA Board from complying with Rule 14e-2 under the Exchange Act with respect to any Acquisition Proposal (as defined below).

     Other Offers. ASA shall not (whether directly or indirectly through advisors, agents or other intermediaries), nor shall ASA authorize or permit any of its officers, directors, agents, representatives, advisors or subsidiaries to:

          (i) solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any Third Party (as defined below) which constitutes or could reasonably be expected to lead to (A) any acquisition or purchase of 20% or more of the consolidated assets of ASA or of over 20% of any class of equity securities of ASA, (B) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Third Party beneficially owning 20% or more of any class of equity securities of ASA, (C) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving ASA or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of ASA other than the transactions contemplated by the Merger Agreement or (D) any other transaction the consummation of which would or could reasonably be expected to interfere with, prevent or materially delay the Merger or which would or could reasonably be expected to materially dilute the benefits to Delta of the transactions contemplated hereby (each of (A) through (D), an "Acquisition Proposal");

          (ii) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any Third Party in connection with an Acquisition Proposal any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to do or seek any of the foregoing; or

          (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of ASA or any of its subsidiaries;

except that the foregoing shall not prohibit ASA (either directly or indirectly through advisors, agents or other intermediaries) from (x) furnishing information pursuant to an appropriate confidentiality letter (which ASA shall use all reasonable efforts to ensure will not be less favorable to ASA in any material respect than the Confidentiality Agreement) concerning ASA and its businesses, properties or assets to a Third Party who has made or is seeking to initiate discussions with respect to an Acquisition Proposal, and/or
(y) engaging in discussions or negotiations with such a Third Party who has made a bona fide Acquisition Proposal, but, in either case, only to the extent the ASA Board reasonably believes in good faith, after consultation with an investment bank of nationally recognized reputation and outside legal counsel, that the Acquisition Proposal is bona fide and could reasonably lead to the delivery of a Superior Proposal and that such action by the ASA Board is required in order for it to comply with its fiduciary duties under applicable law.

     ASA shall notify Delta promptly (but in no event later than 24 hours) after receipt by ASA or one of its subsidiaries (or any of their respective directors, officers, agents or advisors), of any Acquisition Proposal, which notice shall be made orally and in writing, and shall indicate the identity of the offeror and the material terms and conditions of such Acquisition Proposal. ASA shall keep Delta informed, on a reasonably current basis, of the status and material terms of any such Acquisition Proposal or request, and the status of any negotiations or discussions.

     Either ASA or Delta may terminate the Merger Agreement if the ASA Board shall have determined to approve or recommend an Acquisition Proposal after concluding that such Acquisition Proposal constitutes a Superior Proposal. However, ASA may not exercise such right to terminate (and may not enter into a binding written agreement with respect to such an Acquisition Proposal) unless ASA shall have provided to Delta at least two business days' prior written notice that the ASA Board intends to terminate the Merger Agreement pursuant to the right of termination described in this paragraph, specifying the material terms and conditions of such Acquisition Proposal. Delta may exercise its right to terminate the Merger Agreement two business days after receiving the notice contemplated by this paragraph. In connection with the foregoing, ASA agrees that it will, (x) not enter into a binding agreement with respect to an Acquisition Proposal until at least the third business day after it has provided the requisite notice to Delta, (y) consider in good faith any offer made by Delta during that period and (z) notify Delta promptly if its intention to enter into such an agreement shall change at any time after such notification.

     "Third Party" means any person, corporation, entity or "group," as defined in Section 13(d) of the Exchange Act, other than Delta or any of its affiliates. "Superior Proposal" means a bona fide, written Acquisition Proposal for at least a majority of the outstanding Shares of ASA that is on terms that a majority of the ASA Board determines in good faith, after consulting with an investment bank of nationally recognized reputation and its outside legal counsel, would result in a transaction, if consummated, that is more favorable to ASA's shareholders (in their capacities as shareholders) (other than Delta and its affiliates), from a financial point of view.

     As of February 15, 1999, ASA is obligated to immediately cease and cause its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted prior to such date with respect to any of the foregoing, and must use its reasonable best efforts to cause any such parties in possession of confidential information about ASA that was furnished by or on behalf of ASA in connection with any of the foregoing to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party.

     Reasonable Best Efforts. Subject to the terms and conditions of the Merger Agreement, each party to the Merger Agreement will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Merger Agreement; provided that nothing in the Merger Agreement shall oblige Delta or ASA or any of its affiliates to agree to dispose of, agree to cease operating or agree to hold separate any business, properties or assets which are material to the business or operations, as such business or operations are currently conducted, of ASA or of Delta and its subsidiaries (including, in either case, without limitation, any gates at Hartsfield Atlanta International Airport).

     Public Announcements. Delta and ASA will consult with each other before issuing any press release or making any public statement with respect to the Merger Agreement and the transactions contemplated thereby.

     Indemnification of ASA Directors and Officers. For six years after the Effective Time, and for so long thereafter as any claim asserted prior to such date has not been fully adjudicated, Delta will cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of ASA in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Articles of Incorporation and Bylaws of Delta Sub in effect on February 15, 1999 (which shall become the Articles of Incorporation and Bylaws of the Surviving Corporation pursuant to the Merger) and Delta agrees to cause the provisions of such Articles of Incorporation and Bylaws, insofar as they relate to such matters, to continue in full force and effect for such period of time without any amendment thereof; provided that such indemnification and such obligation shall be subject to any limitation imposed from time to time under applicable law. Delta guarantees irrevocably and unconditionally the obligations of the Surviving Corporation under this paragraph and such Articles of Incorporation and Bylaws. Furthermore, for six years after the Effective Time, and for so long thereafter as any claim asserted prior to such date has not been fully adjudicated, Delta will cause the Surviving Corporation to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by ASA's officers' and directors' liability insurance policies on terms with respect to coverage and amount no less favorable than the aggregate coverage and amounts of such policies in effect on February 15, 1999.

     Employee Benefits. During the period commencing on the Effective Time and ending on the second anniversary thereof, Delta shall provide or cause to be provided to employees of ASA salary and benefits no less favorable, in the aggregate, to the salary and benefits provided such employees immediately prior to the Effective Time (disregarding for this purpose any stock options or other equity-based compensation provided such employees prior to the Effective Time).

     Conditions to the Merger

     The Merger Agreement provides that the obligations of ASA, Delta and Delta Sub to consummate the Merger are subject to the satisfaction of the following conditions: (a) if required by Georgia Law, the Merger Agreement shall have been adopted by the shareholders of ASA in accordance with such law; (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and (d) Delta or its affiliates shall have purchased Shares pursuant to the Offer in sufficient number to satisfy the Minimum Condition.

     Termination

     The Merger Agreement provides that the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the shareholders of ASA) under the following circumstances:

          (i) by mutual written consent of ASA and Delta;

          (ii) by either ASA or Delta, (A) if Delta Sub shall not have purchased Shares pursuant to the Offer by the Expiration Date; provided that (x) the right to terminate the Merger Agreement under this subparagraph shall not be available to any party whose breach of any provision of the Merger Agreement has been the cause of, or resulted in, the failure of such purchase to be made on or before the Expiration Date or (y) if the waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act shall expire or terminate less than ten business days prior to the Expiration Date, the right to terminate the Merger Agreement pursuant to this subparagraph shall not become effective until the tenth business day following the Expiration Date; or (B) if there shall be any law or regulation that makes consummation of the Offer or the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Delta, Delta Sub or ASA from consummating the Offer or the Merger is entered and such judgment, injunction, order or decree shall become final and unappealable;

          (iii) by Delta, (A) in accordance with the provisions for termination set forth in "--Covenants--Other Offers"; (B) if, except in accordance with clause (A) of this paragraph (iii), the ASA Board shall or shall resolve to (x) not recommend, or withdraw its approval or recommendation of, the Offer, the Merger, the Merger Agreement or any of the transactions contemplated thereby, (y) modify such approval or recommendation in a manner adverse to Delta or Delta Sub or (z) approve, recommend or fail to take a position that is adverse to any proposed Acquisition Proposal; (C) if ASA shall breach any of its obligations described in "--Covenants--Other Offers"; or (D) if Delta shall have terminated the Offer without purchasing any Shares thereunder or failed to purchase any Shares prior to the Expiration Date in accordance with the terms of the Merger Agreement, in either case due to any event or circumstance that would result in a failure to satisfy any of the conditions that are described in "The Tender Offer--Certain Conditions of the Offer"; or

          (iv) by ASA, (A) in accordance with the provisions for termination set forth in "--Covenants--Other Offers"; (B) if Delta shall have failed to commence the Offer in accordance with the terms of the Merger Agreement; or (C) if Delta shall have terminated the Offer without purchasing any Shares due to any event or circumstance, unless such termination shall have been caused by or resulted from the failure of ASA to perform in any material respect any material obligation contained in the Merger Agreement.

     The Merger Agreement provides that if the Merger Agreement is terminated, it will become void and of no effect with no liability on the part of any party thereto, except that termination of the Merger Agreement shall be without prejudice to any rights ASA, Delta or Delta Sub may have under the Merger Agreement against any other party to the Merger Agreement for wilful breach of the Merger Agreement. The agreements contained in this paragraph and under "Certain Fees and Expenses" and relating to confidentiality of information, the obligations of Delta Sub, the liability of directors and officers of ASA, governing law, third party beneficiaries and jurisdiction shall survive the termination of the Merger Agreement.

     Certain Fees and Expenses

     Except as provided below, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such cost or expense. Pursuant to the Merger Agreement, ASA will pay Delta in immediately available funds a termination fee of $5,000,000 (the "Termination Fee") if, (i) the Merger Agreement is terminated by Delta pursuant to clauses (B) or (C) of paragraph (iii) under "--Termination" above; or (ii) within six months after termination of the Merger Agreement pursuant to clause (A) of paragraph (ii) under "-- Termination" above, ASA enters into an agreement to consummate an Acquisition Proposal with any Third Party and such Acquisition Proposal is subsequently consummated. If ASA fails to promptly pay any amount due described in this paragraph and, in order to obtain such payment, Delta commences a suit which results in a judgment against ASA for the fees set forth in this paragraph, ASA will also pay to Delta its costs and expenses incurred in connection with such litigation.

     Amendments and Waivers

     Any provision of the Merger Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by ASA, Delta and Delta Sub or in the case of a waiver, by the party against whom the waiver is to be effective; provided that (i) after such time that designees of Delta constitute a majority of the ASA Board, such amendment or waiver shall be approved by a majority of the Independent Directors (if any Independent Directors are on the ASA Board at such time) and (ii) after the adoption of the Merger Agreement and approval of the Merger by the shareholders of ASA, no such amendment or waiver shall, without the further approval of such shareholders, alter or change (x) the amount or kind of consideration to be received in exchange for any Shares, (y) any term of the Articles of Incorporation of the Surviving Corporation or (z) any of the terms or conditions of the Merger Agreement if such alteration or change would adversely affect the holders of any Shares.

Certain Consequences of the Merger

     Following the Merger, the holders of Shares (other than Delta and its affiliates) will cease to participate in future earnings or growth, if any, of ASA or benefit from any increases, if any, in the value of ASA, and they no longer will bear the risk of any decreases in the value of ASA. Because the Shares will be canceled as a result of the Merger, the Shares will be delisted from the NASDAQ National Market System.

     The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act will be terminated and ASA will be relieved of the obligation to comply with the public reporting requirements of the Exchange Act, including the obligation to comply with the proxy rules of Regulation 14A and 14C under the Exchange Act. Accordingly, less information will be required to be made publicly available to holders of Shares than presently is the case.

Certain Litigation

     On February 25, 1999, Mala Nebenzahl and Alex Pappas, on behalf of themselves and other ASA shareholders, filed a purported class action complaint in the Superior Court of Fulton County in the state of Georgia against ASA's directors, ASA (collectively, the "ASA Defendants") and Delta (together with the ASA Defendants, the "Defendants"). The complaint seeks (i) to enjoin the Offer and the Merger or to rescind these transactions if either is consummated,

(ii) unspecified compensatory and rescissory damages and (iii) costs and disbursements of the action. The complaint alleges, among other things, that (i) the ASA Defendants violated their fiduciary duties to ASA shareholders by entering into the Merger Agreement and recommending the Offer and the Merger and
(ii) Delta is a controlling shareholder of ASA, has violated its fiduciary duties to ASA shareholders because it "wrongfully used its superior position and control to bring to bear pressure on the [ASA Board]" and caused the ASA Defendants to accept an inadequate price for the Shares.

     On March 9, 1999, counsel for the parties to the litigation entered into a memorandum of understanding (the "Memorandum of Understanding") setting forth the parties' agreement-in-principle to the terms of a proposed settlement of that action. Under the Memorandum of Understanding, which was agreed to by the Defendants solely to avoid the burden, expense and distraction of further litigation, Defendants agreed to amend the Merger Agreement to eliminate the $5,000,000 Termination Fee payable to Delta if ASA were to receive and accept a Superior Proposal, and further agreed to provide plaintiffs' counsel with an opportunity to review and comment upon the disclosure contained in ASA's Information Statement prior to its dissemination to ASA shareholders. The settlement contemplated in the Memorandum of Understanding is subject to a number of conditions, including consummation of the Merger; completion by plaintiffs of appropriate discovery reasonably satisfactory to plaintiffs' counsel; drafting and execution of definitive settlement documents; and final court approval of the settlement following notice and a hearing regarding its fairness and adequacy to ASA shareholders other than the Defendants. If the Court approves the settlement that is contemplated in the Memorandum of Understanding, the Defendants and certain other parties will be released and discharged from all claims that were or could have been raised against them in the action and the action will be dismissed with prejudice as to a class consisting of all ASA shareholders (other than Defendants) for the period from February
15, 1999 through and including the Effective Time. In connection with Court approval of the settlement contemplated in the Memorandum of Understanding, plaintiffs' counsel intend to apply to the Court for an award of fees and expenses to be paid by ASA or its successor corporation up to an aggregate amount of $400,000, which Defendants have agreed in principle not to oppose. The descriptions of the complaint and the terms of the proposed settlement are qualified in their entirety by reference to the complaint and the Memorandum of Understanding, copies of which comprise Exhibits 22 and 24 to the Schedule 14D-9, as amended through the date hereof, and are incorporated herein by reference.

Regulatory Approvals

     Delta and ASA filed the required Notification and Report Forms under the HSR Act with respect to the Offer and the Merger with the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") on February 17, 1999, and February 18, 1999, respectively. A request was made for early termination of the waiting period applicable to the Offer and such request was granted by the FTC on February 25, 1999.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Delta's acquisition of ASA. At any time before or after the Merger, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking the divestiture of Shares purchased by Delta Sub or the divestiture of substantial assets of Delta, ASA or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

     ASA and Delta believe that there are no other material regulatory or governmental approvals required in order for the Merger to be consummated.

Financing of the Offer and the Merger

     The total amount of funds required by Delta and Delta Sub to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $727.5 million. The Offer and the Merger are not conditioned on obtaining financing. Delta intends to finance the consummation of the Offer and the Merger through (i) its issuance on March 2, 1999 of $300 million aggregate principal amount of medium term notes (described below) and (ii) a $500 million term loan facility as to which Delta has obtained a commitment letter from The Chase Manhattan Bank (decribed below). If the term loan facility is not available on the date of consummation of the Offer or the Merger, then Delta and Delta Sub would, in any event, be able to obtain the requisite funds pursuant to Delta's existing 1997 Bank Credit Agreement (described below).

     Medium Term Notes

     On March 2, 1999, Delta issued $300 million aggregate principal amount of its Medium-Term Notes, Series C (the "Notes") in an underwritten public offering. The Notes were sold at an initial public offering price of 99.924% of their aggregate principal amount; bear interest at the rate of 6.65% per annum, payable semi-annually commencing September 15, 1999; and mature on March 15, 2004. The net proceeds to Delta of approximately $298 million from the sale of the Notes will be used to pay a portion of the funds required by Delta and Delta Sub to consummate the Offer.

     The Notes were issued under an Indenture dated as of May 1, 1991 (the "Indenture"), between Delta and The Bank of New York, successor to The Citizens and Southern National Bank of Florida, as trustee (the "Trustee"). The Notes constitute a single series of unsecured and unsubordinated debt securities of Delta which rank on a parity with all other unsecured and unsubordinated indebtedness of Delta. The Notes are not subject to any negative covenants. The Indenture includes the following events of default with respect to the Notes:
(i) failure to pay principal on the Notes within 5 business days of their maturity; (ii) failure to pay interest on the Notes within 30 days of when due;
(iii) failure to perform any covenant of Delta in the Indenture for 60 days after written notice is provided to Delta of such violation; (iv) a default under any indebtedness for money borrowed by Delta or certain of its subsidiaries which either (x) results from the failure of Delta or such subsidiary to repay the principal amount due upon maturity in an amount in excess of $75 million or (y) results in the acceleration of such indebtedness in an amount in excess of $75 million, and in either case such indebtedness has not been discharged or such acceleration has not been rescinded or annulled within 10 days after written notice is provided to Delta by the Trustee or the holders of 25% or more of the principal amount of the Notes; and (v) certain events of bankruptcy, insolvency or reorganization involving Delta. The Indenture also provides that Delta may, without the consent of Noteholders, consolidate with, or merge into, or transfer or lease its assets substantially as an entirety to, any person, if (a) the successor person to such transaction is organized under the laws of any U.S. jurisdiction and assumes Delta's obligations under the Notes and (b) no default would exist and be continuing under the Notes after giving effect to such transaction. The foregoing summary of certain provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Indenture, a copy of which is filed as Exhibit (b)(2) to Delta's Schedule 14D-1.

     Term Loan Commitment

     Pursuant to a commitment letter dated March 4, 1999 (the "Commitment Letter"), Delta has obtained a commitment from The Chase Manhattan Bank ("Chase") to provide to Delta a senior unsecured term loan (the "Term Loan") of up to $500 million, the proceeds of which would be used to pay a portion of the funds required by Delta and Delta Sub to consummate the Offer and the Merger and to pay related fees and expenses. Chase will serve as administrative agent in respect of the Term Loan and Chase Securities Inc. ("CSI") will serve as lead arranger and book manager. The principal terms of the Term Loan, including the covenants and events of default thereunder, shall be substantially similar to those applicable to the 1997 Bank Credit Agreement (described below).

     The Term Loan may be funded in two drawings: (i) on a date following the Expiration Date, in connection with the consummation of the Offer (the "First Drawdown Date"), and (ii) on a date following the consummation of the

Merger (the "Second Drawdown Date"). Notwithstanding the foregoing, all unfunded commitments in respect of the Term Loan shall automatically terminate on the 120th day after the First Drawdown Date. All borrowings under the Term Loan will mature twenty-four months after the First Drawdown Date. All amounts outstanding under the Term Loan will bear interest, at Delta's option, at the base rate plus an applicable margin or at the Eurodollar rate plus an applicable margin (such Eurodollar borrowings being available to Delta in interest periods of 1, 2, 3 or 6 months). Interest payments on base rate borrowings shall be made quarterly in arrears, whereas interest payments on Eurodollar borrowings shall be made at the end of the interest period designated by Delta (but not less than once every three months, in the case of 6-month interest periods). The applicable margin to base rate and Eurodollar borrowings will vary between 0% and 1.00% (in the case of base rate borrowings) and between .625% and 2.00% (in the case of Eurodollar borrowings), in each case depending on the rating applicable to Delta's long term senior unsecured debt as established from time to time by Standard & Poor's and Moody's Investors Services. If such ratings are below BBB- (in the case of Standard & Poor's) and Baa3 (in the case of Moody's Investor Services), then Delta shall be required to maintain as of the last day of each fiscal quarter a ratio (determined on a rolling four-quarter basis) of (i) consolidated EBITDA plus aircraft operating rental expense to (ii) consolidated interest expense plus aircraft operating rental expense, of not less than 1.5 to 1.

     Chase's commitment to fund Delta on the First Drawdown Date is subject to a number of conditions, including (i) Chase's and CSI's completion of and satisfaction in all respects with a due diligence investigation of Delta, ASA and their respective subsidiaries, (ii) there not having been, since December 31, 1998, any material adverse change in the condition or operations of the Delta and its subsidiaries, considered as a whole (on a pro forma basis assuming consummation of the Offer and Merger), (iii) no information submitted to Chase and CSI, when considered as a whole with all such information so submitted, should prove to have been inaccurate, incomplete or misleading in any material respect, (iv) Chase and CSI not becoming aware after March 4, 1999 of any information or other matter (including any matter relating to financial models and underlying assumptions relating to any projections previously provided by Delta to Chase or CSI) that in their judgment is inconsistent in a material and adverse manner with any information or other matter disclosed to them prior to March 4, 1999, (v) there not having occurred a material disruption of or material adverse change in conditions in the financial, banking or capital markets that, in Chase's and CSI's reasonable judgment, could impair the syndication of the Term Loan, (vi) Chase's and CSI's satisfaction that, until the First Drawdown Date, there shall be no competing offering, placement or arrangement of any bank financing (including liquidity facilities) by or on behalf of Delta or any of its affiliates (other than ASA), (vii) preparation of satisfactory documentation relating to the Term Loan, (viii) consummation of the Offer, (ix) the receipt by Delta and/or ASA of all necessary governmental and third party consents and approvals in connection with the Term Loan and the Offer, and the expiration of all applicable waiting periods, except in each case to the extent that failure to obtain any such consent or approval would not have a material adverse effect on Delta, ASA and their respective subsidiaries considered as a whole (on a pro forma basis, assuming consummation of the Offer and the Merger), (x) the absence of any litigation, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality (A) with respect to which there is a reasonable possibility of an adverse decision that would be reasonably likely to have a material adverse effect on the condition or operations of Delta, ASA and their respective subsidiaries considered as a whole (on a pro forma basis, assuming consummation of the Offer and the Merger) or (B) that purports to affect the validity of the Term Loan, (xi) payment of all fees due to CSI and Chase under the Term Loan and
(xii) other customary closing conditions.

     Chase's obligation to fund Delta on the Second Drawdown Date is contingent upon the consummation of the Merger (with the aggregate cash consideration paid to ASA shareholders in the Offer and the Merger not exceeding $750,000,000) and other customary conditions substantially similar to those that would be applicable to borrowings under the 1997 Bank Credit Agreement, including absence of any default and reaffirmation of representations and warranties, except representations and warranties relating to material adverse change and certain other matters. Delta may prepay the Term Loan in whole or in part at any time, subject to payment by Delta of customary "broken funding" costs, if any, associated with any prepayment of a Eurodollar loan other than at the end of the applicable interest period. The Commitment Letter also provides that Delta shall pay to Chase a commitment fee of 0.20% per annum on all unfunded commitments under the Term Loan facility for the period beginning on the date of execution of the definitive documentation for the Term Loan and ending on the date on which no unfunded commitments remain in place.

     The foregoing summary of certain provisions of the Commitment Letter does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Commitment Letter, a copy of which is filed as Exhibit (b)(3) to Delta's Schedule 14D-1.

     1997 Revolving Credit Agreement

     Under a Credit Agreement, dated as of May 2, 1997, among Delta, the banks party thereto, and NationsBank, N.A. (South), as Agent Bank (the "1997 Bank Credit Agreement"), Delta may borrow up to $1.25 billion on an unsecured and revolving basis until May 1, 2002, subject to compliance with certain conditions. The interest rate under this facility is, at Delta's option, the London Interbank Offered Rate or the prime rate, in each case plus a margin which is subject to adjustment based on certain changes in the credit ratings of Delta's long-term, senior unsecured debt. Delta also has the option to obtain loans through a competitive bid process. The 1997 Bank Credit Agreement contains certain covenants that restrict Delta's ability to grant liens, to incur or guarantee debt and to enter into flight equipment leases. It also provides that if there is a change of control (as defined) of Delta, the banks' obligation to extend credit terminates, any amounts outstanding become immediately due and payable and Delta will immediately deposit cash collateral with the banks in an amount equal to all outstanding letters of credit. At March __, 1999, no borrowings had been made, and no amount was outstanding under the 1997 Bank Credit Agreement. This summary of the 1997 Bank Credit Agreement is qualified in its entirety by reference to the 1997 Bank Credit Agreement, a copy of which is Exhibit (b)(1) to Delta's Schedule 14D-1.


                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Prior Relationships Between ASA and Delta

     See "The Merger -- Background of the Offer and the Merger -- Marketing and Code Sharing Arrangements Between ASA and Delta" and "-- Delta Ownership of ASA Shares; Stock Agreement."

     Employment and Consulting Agreements

     On February 15, 1999, ASA and Messrs. George F. Pickett and John W. Beiser (each an "Executive") agreed pursuant to certain memorandum agreements (each a "Memorandum Agreement") with Delta to negotiate in good faith to enter into formal written employment and consulting agreements incorporating the terms described below, with the intention that such employment and consulting agreements will be executed prior to the Effective Time.

     Pursuant to the terms of the Memorandum Agreements, Mr. Pickett is to serve as Chief Executive Officer of ASA and Mr. Beiser is to serve as President and Secretary of ASA from February 15, 1999 until the Effective Time or such shorter period as provided by Memorandum Agreements (the "Employment Term") and each is to serve as a non-employee consultant of ASA from the Effective Time until the 180th day following the Effective Time or such shorter period as provided by the Memorandum Agreements (the "Consulting Term"). During the Employment Term and the Consulting Term, ASA is to pay Messrs. Pickett and Beiser base salaries at the rate in effect as of February 15, 1999 and each is to continue to earn an annual bonus entitlement equal to 40% of his respective base salary on the same terms that currently apply to such officer under ASA's annual bonus plan. As of the 180th day following the Effective Time, ASA shall pay to Mr. Pickett and to Mr. Beiser a lump sum payment (the "Special Consideration") of $427,267 and $416,896, respectively, (provided, however, that such payment is subject to a reduction, if necessary, if it would be treated as an "excess parachute payment" under Section 280G of the Internal Revenue Code, as amended (the "Code"), as consideration for each officer's agreement to render services and honor the non-competition covenant in the Memorandum Agreements.

      Pursuant to terms of the Memorandum Agreements, from February 15, 1999 until the second anniversary of the Effective Time, neither Mr. Pickett nor Mr. Beiser may (i) directly or indirectly provide management or executive services to any person or entity operating a commuter airline using planes with a capacity of less than 70 seats in an market in which ASA currently operates or (ii) solicit or hire any employee of ASA to perform a service on behalf of a competitor similar to any service performed by such employee on behalf of ASA. If the Executive's employment or consulting services are terminated without Cause (as defined in the Memorandum Agreements) or because of death or disability during the Employment Term or Consulting Term, the Executive will receive accrued salary, a pro rata bonus and the Special Consideration.

     The foregoing description of the Memorandum Agreements for Messrs. Pickett and Beiser does not purport to be complete and is qualified in its entirety by reference to the Memorandum Agreements which are filed as Exhibits 7 and 8 to the Schedule 14D-9, and are incorporated herein by reference.

     Special Severance Plan

     On February 15, 1999, ASA adopted the ASA Holdings, Inc. Special Severance Plan (the "Severance Plan"). Generally, the Severance Plan provides that if ASA terminates the employment of an eligible executive (which includes certain senior officers other than Mr. Pickett and Mr. Beiser) without "Cause" or the executive terminates for "Good Reason" within two years of a "Change in Control," the executive will receive an amount in cash equal to either 18 or 24 months of the executive's highest annual rate of base salary in effect during the twelve-month period immediately prior to termination plus an average of the executive's bonus for the last two years, subject to a reduction, if necessary, if the payments thereunder would be treated as "excess parachute payments" under
Section 280G of the Code. In addition, the executive will also receive continued coverage under ASA's medical, dental and life insurance plans for the same number of months. In the event the executive cannot continue to participate in such plans, ASA will otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted. "Cause," "Good Reason" and "Change in Control" are defined as set forth in the Severance Plan. Consummation of the Offer constituted a Change of Control under the Severance Plan.

     The foregoing description of the Severance Plan does not purport to be complete and is qualified in its entirety by reference to the Special Severance Plan which is filed as Exhibit 9 to the Schedule 14D-9 and is incorporated herein by reference.

     Retention Agreements

     On February 15, 1999, ASA entered into retention agreements (each a "Retention Agreement") with each of Ronald V. Sapp and Edward J. Paquette. Mr. Sapp's Retention Agreement provides that if Mr. Sapp is still employed with ASA on the six month anniversary of the closing of the Offer, Mr. Sapp will receive a lump sum amount equal to approximately three times the annual base salary payable to Mr. Sapp for the 1999 calendar year (provided, however, that such payment is subject to a reduction, if necessary, if it would be treated as an "excess parachute payment" under Section 280G of the Code). Mr. Paquette's Retention Agreement provides that if Mr. Paquette is still employed with ASA on the six month anniversary of the closing of the Offer, Mr. Paquette will receive a lump sum amount equal to the annual base salary payable to him for the 1999 calendar year. The Retention Agreements also provide that each of Messrs. Sapp and Paquette will receive such amount if ASA terminates the employee's employment without "Cause" or the employee terminates for "Good Reason" prior to the six month anniversary of the closing of the Offer. "Cause" and "Good Reason" are defined as set forth in the Retention Agreements.

     The foregoing description of the Retention Agreements does not purport to be complete and is qualified in its entirety by reference to the forms of Retention Agreement for Messrs. Sapp and Paquette which are filed as Exhibits 10 and 11 to the Schedule 14D-9 and are incorporated herein by reference.

     Amendment to ASA's 1997 Nonqualified Stock Option Plan

     On February 15, 1999, ASA amended the ASA Holdings, Inc. 1997 Nonqualified Stock Option Plan (the "1997 Plan") to provide that in the event of a Change in Control, all options granted under the 1997 Plan will become fully vested and immediately exercisable. "Change in Control" is defined as set forth in the amendment to the 1997 Plan.

The foregoing description of the 1997 Plan does not purport to be complete and is qualified in its entirety by reference to the 1997 Plan and the amendment to the 1997 Plan which are filed as Exhibit 12 to the Schedule 14D-9 and are incorporated herein by reference. Consummation of the Offer constituted a Change of Control under the 1997 Plan.

     Executive Deferred Compensation Plan

     Pursuant to the Atlantic Southeast Airlines, Inc. Executive Deferred Compensation (Retirement) Plan, as amended on February 15, 1999 (the "Deferred Plan"), each month the Employer (defined as either ASA or Atlantic Southeast) contributes an amount equal to 15% of the compensation of a Class A participant (senior executive officer designated by the ASA Board) and 10% of the compensation of a Class B participant (officer designated by the ASA Board), to a fund established to receive and invest such contributions. No employee contributions are allowed. Employees may direct the investment of their accounts. If a participant's employment is terminated for Cause or if the participant terminates employment for Good Reason within two years after a Change in Control, the participant will have a nonforfeitable vested interest in all benefits accrued under the terms of the Deferred Plan. "Change in Control," "Cause" and "Good Reason" are defined as set forth in the Deferred Plan. The definition of "Change in Control" was amended on February 15, 1999 to conform to the definition of "Change in Control" in the 1997 Plan. The consummation of the Offer constituted a Change in Control under the Deferred Plan.

     The foregoing description of the Deferred Plan does not purport to be complete and is qualified in its entirety by reference to the Executive Deferred Compensation (Retirement) Plan which is filed as Exhibit 13 to the Schedule 14D-9 and is incorporated herein by reference.

     Supplemental Executive Retirement Plan

     ASA's Supplemental Executive Retirement Plan (the "SERP") is described under the heading "Supplemental Executive Retirement Plan" in the ASA's Information Statement for the Annual Meeting of Shareholders on May 21, 1998 (the "Information Statement"). A copy of the relevant portion of the Information Statement is filed as Exhibit 1 to the Schedule 14D-9 and is incorporated herein by reference thereto. On February 15, 1999, the SERP was amended to change the "Change in Control" definition to have the same meaning as in the 1997 Plan. The foregoing description of the amendment to the SERP does not purport to be complete and is qualified in its entirety by reference to the Second Amendment to the SERP which is filed as Exhibit 20 to the Schedule 14D-9 and is incorporated herein by reference thereto.

     Indemnity Agreements of Executive Officers and Directors

     On February 15, 1999, the Board of Directors authorized ASA to enter into an Indemnity Agreement (each an "Indemnity Agreement of Executive Officer") with each of six of its executive officers, including George F. Pickett, John W. Beiser, Edward J. Paquette, Ronald V. Sapp, R. Mark Bole and Renee Skinner. The Indemnity Agreement of Executive Officer provides the Indemnitee with specific contractual assurance that indemnification protection provided under ASA's Bylaws will be available to Indemnitee regardless of, among other things, any amendment to or revocation of the Company's Articles or Bylaws or a Change in Control of ASA. The Indemnity Agreement of Executive Officer further provides that ASA has purchased and maintains directors' and officers' insurance consisting of a primary policy providing $15 million in aggregate coverage and a supplemental policy providing $15 million in aggregate coverage, and that ASA will maintain such insurance coverage for so long as Indemnitee shall continue to serve as an executive officer of ASA or thereafter shall be subject to any possible Claim or threatened, pending or completed litigation. "Indemnitee", "Change in Control" and "Claim" are defined as set forth in the form of Indemnity Agreement of Executive Officer.

     On February 15, 1999, the Board of Directors authorized ASA to enter into an Indemnity Agreement (each an "Indemnity Agreement of Director") with each of its directors, which included at such time George F. Pickett, John W. Beiser, Jean A. Mori, Parker H. Petit, Alan M. Voorhees, Ralph M. Voorhees and George Berry. The terms of the

Indemnity Agreement of Director are substantially similar to the terms of the Indemnity Agreement of Executive Officer described above.

     The foregoing descriptions of the Indemnity Agreement of Executive Officer and the Indemnity Agreement of Director do not purport to be complete and are qualified in their entirety by reference to the forms of the Indemnity Agreement of Executive Officer and the Indemnity Agreement of Director which are filed as Exhibits 15 and 16, respectively, to the Schedule 14D-9 and are incorporated herein by reference thereto.

     Amended and Restated Founding Officer Agreements

     ASA, Atlantic Southeast and George F. Pickett and John W. Beiser, respectively, are parties to Amended and Restated Founding Officer Agreements, each dated April 16, 1997, as further amended on February 15, 1999, pursuant to which if Mr. Pickett or Mr. Beiser, as the case may be, ceases to be an employee of the Company within two years after a Change in Control, Atlantic Southeast and ASA will pay Mr. Pickett or Mr. Beiser, as applicable, the lesser of (i) two times gross compensation accrued in the last twelve months or (ii) the maximum amount which may be paid to Mr. Pickett or Mr. Beiser, as applicable, which is deductible to the Company under Section 280G of the Internal Revenue Code. "Change in Control" is defined as set forth in the Amended and Restated Founding Officer Agreement.

     The foregoing description of the Amended and Restated Founding Officer Agreements does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Founding Officer Agreements for Mr. Pickett and Mr. Beiser which are filed as Exhibits 17 and 18, respectively, to the Schedule 14D-9 and are incorporated herein by reference thereto.

     Certain Travel Benefits

     On February 15, 1999, in recognition of Mr. Pickett's and Mr. Beiser's founding ASA and of their service to ASA, the ASA Board granted lifetime travel privileges to Mr. Pickett and his wife and to Mr. Beiser, his wife and Mr. Beiser's dependent children, respectively, on all Atlantic Southeast Airlines flights.

     Stock Options

     ASA previously granted to certain employees options to purchase Shares under the ASA 1997 Plan. As discussed above, the 1997 Plan provides that all options granted under the plan will become fully exercisable upon a Change in Control of ASA. The consummation of the Offer constituted a Change in Control for these purposes. ASA has also previously granted to certain directors of ASA options to purchase Shares under the ASA 1998 Nonqualified Stock Option Plan for Non-Employee Directors, all of which options are fully exercisable by their terms. Under the terms of the Merger Agreement, each of the employee and director stock options outstanding as of the Effective Time will be cancelled in return for a cash payment to the option holder equal to the product of (A) the Merger Consideration minus the per Share exercise price of the option, multiplied by (B) the numbers of Shares subject to the option.

     The table below sets forth for each of Messrs. Pickett, Beiser, Sapp and Paquette and for all other executive officers and non-employee directors as a group: (i) the number of stock options held as of March __, 1999 and (ii) the aggregate value of such options based on the spread between the exercise price of such options and the Merger Consideration:


                                                             Aggregate Value of
                                                              Options Based on
                                                                   Merger
                                            Stock Options      Consideration
                                            -------------    ------------------

George F. Pickett...........................   459,500           $4,126,275
John W. Beiser..............................   321,700            1,882,763
Ronald V. Sapp..............................   119,100              638,250
Edward J. Paquette..........................   103,900              491,700

                                                             Aggregate Value of
                                                              Options Based on
                                                                   Merger
                                            Stock Options      Consideration
                                            -------------    ------------------

Other Executive Officers as a Group.........   324,000              805,462
Non-Employee Directors as a Group...........    25,000               46,088

     On January 26, 1999 the ASA Board granted to certain executives options to purchase Shares under the 1997 Plan as follows:


                                              Outstanding
                                               Options at     Exercise
   Name                                        Grant Date      Price
   ----                                        ----------     --------
George F. Pickett..........................     102,000       $30.25
John W. Beiser.............................     100,000        30.25
Ronald V. Sapp.............................      40,000        30.25
Edward J. Paquette.........................      40,000        30.25
Samuel J. Watts............................      21,000        30.25
John P. McBryan............................      10,000        30.25
Charles J. Thibaudeau......................      24,000        30.25
John A. Bedson.............................      22,000        30.25
Mark W. Fischer............................      10,000        30.25
Renee H. Skinner...........................      14,000        30.25
R. Mark Bole...............................      16,000        30.25
W. Grant Nichols...........................      13,000        30.25
James J. Cerniglia.........................      20,000        30.25

      On January 15, 1999, the ASA Board granted to certain non-employee directors options to purchase Shares under ASA's 1998 Nonqualified Stock Option Plan for Non-Employee Directors as follows:


                                              Outstanding
                                               Options at     Exercise
   Name                                        Grant Date      Price
   ----                                        ----------     --------
Alan M. Voorhees...........................      2,500        $30.313
Ralph W. Voorhees..........................      2,500         30.313
Parker H. Petit............................      2,500         30.313
Jean A. Mori...............................      2,500         30.313
George Berry...............................      2,500         30.313


             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The summary of Federal income tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax consequences to each shareholder will depend in part upon such shareholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, insurance companies, broker-dealers, traders that mark to market, tax exempt organizations, foreign corporations, foreign partnerships or other foreign entities, individuals who are not citizens or residents of the United States and shareholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation or through a qualified retirement plan. ALL SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

     The receipt of cash for Shares pursuant to the Merger will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local or foreign income tax laws. Generally, for Federal income tax purposes, a shareholder will recognize gain or loss in an amount equal to the difference between the cash received by the shareholder pursuant to the Merger and the shareholder's adjusted tax basis in the Shares purchased pursuant to the Merger. For Federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the shareholder and will be long term capital gain or loss if the Shares have been held for more than one year. Long term capital gain of an individual shareholder is generally subject to maximum tax rate of 20%. Shareholders are urged to consult with their own tax advisors concerning the limitations on the deductibility of capital losses.

     A shareholder that receives Merger Consideration in respect of any Shares may be subject to backup withholding unless the shareholder provides its taxpayer identification number and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A shareholder who does not furnish its taxpayer identification number may be subject to a penalty imposed by the Internal Revenue Service.

     If backup withholding applies to a shareholder, the Exchange Agent is required to withhold 31% from payments to such shareholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding; provided that the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder upon filing an appropriate income tax return.


                               DISSENTERS' RIGHTS

     If the Merger is consummated, shareholders of record of ASA at the time of the Merger who (i) do not vote their Shares in favor of the Merger Agreement and
(ii) have, prior to the Special Meeting at which the Merger is approved, delivered to ASA written notice of their intention to demand dissenters' rights if the Merger is effectuated, will have the right under the GBCC to demand and receive payment in cash of the fair value of their Shares outstanding immediately prior to the effective date of the Merger in accordance with Part 2 of Article 13 of the GBCC.

     Under the GBCC, within ten days of the later of (i) the date of the consummation of the Merger and (ii) receipt of a payment demand from a dissenting shareholder, by notice to each dissenting shareholder who complied with the statutory requirements, ASA is required to offer to pay each such dissenting shareholder the amount ASA estimates to be the fair value of the Shares owned by such dissenting shareholder, plus accrued interest thereon, and send to the dissenting shareholder certain other statutorily required information with respect to ASA and its estimate of the fair value of the Shares. If ASA does not offer payment for such Shares within the required time period, the dissenting shareholder may (i) demand from ASA the information required to accompany a company's offer of payment under the GBCC and (ii) notify ASA of its own estimate of the fair value of the Shares and demand payment thereof with respect to Shares owned by him or her. If the dissenting shareholder fails to respond within 30 days of ASA's offer to pay, the dissenting shareholder will be deemed to have accepted ASA's offer. If the dissenting shareholder accepts or is deemed to have accepted ASA's offer, ASA shall make payment for such dissenting shareholder's Shares within 60 days of the later of (i) the making of the offer to pay and (ii) consummation of the Merger.

     If ASA and the dissenting shareholder cannot settle on a payment amount, ASA shall commence a court proceeding within 60 days after receiving the dissenting shareholder's payment demand in order to determine the fair value of the Shares and accrued interest thereon. Shareholders who properly demand payment and otherwise comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of the Shares. Shareholders should recognize that the value so determined could be higher than, lower than or equal to the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger.

     If any holder of Shares who demands payment for his or her Shares under the GBCC fails to perfect, or effectively withdraws or loses his dissenters' rights, as provided in the GBCC, the Shares of such holder will be converted into the Merger Consideration in accordance with the Merger Agreement. A shareholder may withdraw his demand for payment by delivery to Delta of a written withdrawal of his demand for payment and acceptance of the Merger.

     The foregoing summary of the rights of shareholders does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any available dissenters' rights. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of the GBCC, which appear as Annex B hereto, and which are incorporated herein by reference. Failure to follow the procedures set forth in such provisions may result in a loss of such rights.


               CERTAIN INFORMATION CONCERNING ASA AND THE SHARES

     General

     ASA is a Georgia corporation with its principal offices located at 100 Hartsfield Centre Parkway, Suite 800, Atlanta, Georgia 30354; telephone (404) 766-1400. ASA is a holding company the principal assets of which are the shares of its wholly owned subsidiaries Atlantic Southeast Airlines, Inc. ("Atlantic Southeast"), a Georgia corporation, and ASA Investments, Inc., a Delaware corporation. ASA considers the airline business of Atlantic Southeast to be its only industry segment.

     The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of ASA and certain other information are set forth in Schedule I to the
Schedule 14D-9, which is incorporated herein by reference.

     Selected Financial Information

     Set forth below is certain selected financial information relating to ASA which has been excerpted or derived from the audited financial statements contained in ASA's Annual Report on Form 10-K for each of the fiscal years ended December 31, 1997 and 1996 (collectively, the "ASA 10-Ks") and the unaudited financial statements contained in ASA's September 30, 1998 Form 10-Q (the "ASA 10-Q"). The financial information that follows is qualified in its entirety by reference to the ASA 10-Ks and the ASA 10-Q and other documents filed by ASA with the Commission which contain comprehensive financial information.


                                  Nine Months     Nine Months
                                     Ended           Ended        Year Ended      Year Ended
                                 September 30,   September 30,   December 31,    December 31,
                                     1998            1997            1997            1996
                                 ------------    -------------   ------------    ------------
                                         (unaudited)                      (audited)
                                          (In Thousands Except Per Share Amounts)

Operating Revenues.............   $305,418         $288,276        $385,289        $375,300
Operating Income...............     74,092           59,768          79,585          85,152
Income before Income Taxes.....     81,984           64,797          86,841          91,106
Net Income.....................     51,035           40,844          54,512          56,613
Earnings per Common Share:
   Primary.....................       1.71             1.37            1.82            1.83
   Diluted.....................       1.70             1.36            1.81            1.83
Dividends declared per Share...       0.33             0.30            0.40            0.38
At end of period:
   Working capital.............    161,258          144,050         129,978         147,719
   Total assets................    519,676          502,926         505,960         486,237
   Long-term debt..............     59,680           79,942          72,792          94,618





                                       39




                                  Nine Months     Nine Months
                                     Ended           Ended        Year Ended      Year Ended
                                 September 30,   September 30,   December 31,    December 31,
                                     1998            1997            1997            1996
                                 ------------    -------------   ------------    ------------
                                         (unaudited)                      (audited)
                                          (In Thousands Except Per Share Amounts)

   Shareholders' equity........    329,047          293,978         295,925         260,216
Additional Data:
   Book value per share........      11.14             9.78            9.95            8.68
   Ratio of earnings to fixed
     charges...................        3.3              2.9             3.0             2.8


     Repurchases of Shares by ASA

     ASA has made the following repurchases of Shares since January 1, 1997:

                                             Amount of
                                               Shares          Range of         Average
                                             Purchased        Price Paid     Purchase Price
                                             ---------        ----------     --------------
1997
   First Quarter............................. 125,000       $21.38-$22.75        $22.07
   Second Quarter............................  70,000       $20.25-$21.25        $20.82
   Third Quarter.............................   --                --               --
   Fourth Quarter............................ 346,000       $27.38-$29.88        $28.97
1998
   First Quarter............................. 182,100       $35.13-$37.50        $36.19
   Second Quarter............................  50,000       $35.97-$36.13        $35.05
   Third Quarter............................. 375,000       $35.50-$41.38        $36.65
   Fourth Quarter............................ 998,000       $22.13-$39.50        $32.37
1999
   First Quarter (through March 5, 1999).....  20,000              $30.63        $30.63

     Price Range of Shares; Dividends

     The Shares are traded in the over-the-counter market and are quoted on the NASDAQ National Market System under the symbol ASAI.

     The following table sets forth for the periods indicated (i) the high and low sale prices per Share as reported on the NASDAQ National Market System and
(ii) the cash dividends paid per Share:


                                     Market Price
                                    --------------          Dividend
                                    High       Low          Declared
                                    ----       ---          --------
1997
   First Quarter................   $25.63     $19.63         $0.10
   Second Quarter...............    28.63      20.13          0.10
   Third Quarter................    31.13      26.75          0.10
   Fourth Quarter...............    31.75      26.50          0.10
                                                             -----
      Total.....................                             $0.40
                                                             =====

1998
   First Quarter................   $40.88     $28.25         $0.11
   Second Quarter...............    51.00      35.38          0.11
   Third Quarter................    50.25      31.50          0.11
   Fourth Quarter...............    40.00      21.75          0.11
                                                             -----

                                       Market Price
                                    -------------------     Dividend
                                    High       Low          Declared
                                    ----       ---          --------

      Total.....................                             $0.44
                                                             =====

1999
   First Quarter (through
     March 25, 1999)............   $34.25     $29.03        $0.115


               CERTAIN INFORMATION CONCERNING DELTA AND DELTA SUB

     Delta is a Delaware corporation with its principal offices located at Hartsfield Atlanta International Airport, 1030 Delta Boulevard, Atlanta, Georgia 30320. Delta is a major air carrier providing scheduled air transportation for passengers, freight and mail.

     Delta's total operating revenues for the years ended June 30, 1998 and 1997, were $14.1 billion and $13.6 billion, respectively, while total operating revenues for the six months ended December 31, 1998 and 1997 were approximately $7.3 billion and approximately $7.0 billion, respectively. Its pre-tax income for the year ended June 30, 1998 was $1.6 billion, yielding net income of $1.0 billion, while its pre-tax income for the year ended June 30, 1997 was $1.4 billion, resulting in net income of $854 million. For the six months ended December 31, 1998, Delta's pre-tax income was $858 million, resulting in net income of $520 million, while pre-tax income for the similar period in 1997 was $730 million, resulting in net income for such period of $443 million.

     At December 31, 1998, Delta had total assets of $14.7 billion and shareholders' equity of $4.1 billion, compared with total assets of $13.1 billion and shareholders' equity of $3.4 billion as at December 31, 1997.

     Delta Sub is a Georgia corporation established on February 11, 1999. It has not carried on any activities other than the execution of the Merger Agreement and the entry into financing arrangements necessary to consummate the Offer. Its principal offices are located at Hartsfield Atlanta International Airport, Post Office Box 20706, Atlanta, Georgia 30320. Delta Sub is a direct, wholly-owned subsidiary of Delta Air Lines Holdings, Inc., and an indirect, wholly-owned subsidiary of Delta.

     As of March __, 1999, Delta beneficially owned _________ of the 28,523,177 outstanding Shares, representing approximately __% of the Shares then outstanding.


                              OWNERSHIP OF SHARES

     As of March __, 1999, there were 28,523,177 outstanding Shares. The following table sets forth the beneficial ownership of Shares as of March __, 1999 by (i) each person known by ASA to own more than 5% of the outstanding Shares, (ii) each of the directors and executive officers of ASA and (iii) all executive officers and directors of ASA as a group. Unless otherwise indicated, each of the shareholders named below has sole voting and investment power with respect to the Shares beneficially owned:

                                             Shares Beneficially Owned
                                             --------------------------
                                                            Percent of
                                              Number of     Outstanding
                                               Shares         Shares
                                              ---------     -----------
5% Shareholders
   Delta Air Lines Inc....................       [ ]            [ ]
      Hartsfield Atlanta
        International Airport
      1030 Delta Boulevard
      Atlanta, GA 30320

                                             Shares Beneficially Owned
                                             --------------------------
                                                            Percent of
                                              Number of     Outstanding
                                               Shares         Shares
                                              ---------     -----------

Directors and Executive Officers
   George F. Pickett......................    459,500(2)          1.6%
   John W. Beiser.........................    321,700(2)          1.1%
   Ronald V. Sapp.........................    119,100(2)            *
   R. Mark Bole...........................     33,200(2)            *
   Jean A. Mori...........................      5,000(6)            *
   Parket A. Petit........................    [10,000](6)           *
   Alan M. Voorhees.......................      5,000(6)            *
   Ralph W. Vorhees.......................      5,000(6)            *
   George Berry...........................      5,000(6)            *
   Edward J. Paquette.....................    103,900(2)            *
   Maurice W. Worth.......................         --               *
   Malcolm B. Armstrong...................         --               *
   Vicki B. Escarra.......................         --               *
   Warren C. Jenson.......................         --               *
   Frederick W. Reid......................         --               *
   All directors and executive
     officers as a group (__ persons)..... [1,067,400]           [3.7%]
---------
*    Represents less than 1% of the outstanding Shares

(1) Information with respect to beneficial ownership is based upon information furnished by each owner. Percent of Class is based on 28,523,177 Shares outstanding as of ______________, 1999 (excluding treasury shares).

(2) Consisting of Shares that the individual has the right to acquire, on or before May 29, 1999 (60 days from March 30, 1999), through the exercise of options granted under the 1997 Plan.

(3) Includes 5,000 Shares that the individual has the right to acquire, on or before May 29, 1999 (60 days from March 30, 1999), through the exercise of stock options granted under ASA's Nonqualified Stock Option Plan for Non-Employee Directors.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     No representatives of ASA's independent public accountants will be present at the Special Meeting.


                      ADDITIONAL AND AVAILABLE INFORMATION

     Pursuant to the requirements of Section 13(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 13e-3 promulgated thereunder, ASA, as the issuer of equity securities which are the subject of a Rule 13e-3 transaction, has filed with the Commission a Schedule 14D-9 and Delta has filed with the Commission a Tender Offer Statement on 14D-1 (the "Schedule 14D-1") and a Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3"), in each case relating to the transactions contemplated by the Merger Agreement. As permitted by the rules and regulations of the Commission, this Information Statement omits certain information, exhibits and undertakings contained in the
Schedule 13E-3, Schedule 14D-1 and Schedule 14D-9. Such additional information can be inspected at and obtained from the Commission and ASA in the manner set forth below. Statements contained herein concerning certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Schedule 13E-3, Schedule 14D-1 or
Schedule 14D-9, as applicable. Each such statement is qualified in its entirety by such reference.

     The Annual Report of Delta on Form 10-K for the fiscal years ended June 30, 1997 and 1998, the Quarterly Report of Delta on Form 10-Q for the six months ended December 31, 1998, the Annual Reports of ASA on Form 10-K for the fiscal years ended December 31, 1996 and 1997 and the Quarterly Report of ASA on Form 10-Q for the nine months ended September 30, 1998 are each incorporated herein by reference.

     All documents filed by Delta or ASA pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Information Statement and to be a part hereof from the dates of filing such documents or reports. Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supercedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement

     Delta and ASA are each subject to the informational filing requirements of the Exchange Act and, in accordance therewith, are each required to file periodic reports, proxy statements and other information with the Commission relating to their respective business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. Delta's and ASA's filings are also available to the public on the Commission's internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Certain reports and other information concerning Delta may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     This Information Statement incorporates documents by reference which are not included in their entirety. Copies of any such documents, other than exhibits to such documents which are not specifically incorporated by reference therein, are available without charge to any person, including any beneficial owner, to whom this Information Statement is delivered, upon written or oral request to ASA Holdings, Inc., 100 Hartsfield Centre Parkway, Suite 800, Atlanta, Georgia, 30354, Telephone (404) 766-1400, Attention: Public Relations.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF ASA, DELTA OR DELTA SUB NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                 OTHER MATTERS

     ASA does not intend to hold a 1999 Annual Meeting prior to the scheduled consummation of the Merger. If the Merger is not consummated and ASA does hold a 1999 Annual Meeting, ASA will notify its shareholders of such meeting, including the date by which shareholder proposals must be received at ASA's executive offices in order to be considered for inclusion in the proxy materials relating to such meeting.

     ASA does not intend to bring any other matters before the Special Meeting, and is not aware of any other matters that are expected to be brought properly before the Special Meeting.



                            By Order of the Board of Directors,



                            ------------------------------------------------
                            George F. Pickett
                            Chairman of the Board and Chief Executive Officer

Atlanta, Georgia
March __, 1999

                                                                        ANNEX A

                  OPINION OF MORGAN STANLEY & CO. INCORPORATED

                                                              February 15, 1999

Board of Directors
ASA Holdings, Inc.
100 Hartsfield Centre Parkway
Suite 800
Atlanta, GA 30354-1356

Members of the Board

     We understand that ASA Holdings, Inc. ("ASA" or the "Company"), Delta Air Lines, Inc. ("Delta") and Delta Sub, Inc., a wholly owned subsidiary of Delta ("Acquisition Sub"), propose to enter into an Agreement and Plan of Merger dated as of February 15, 1999 (the "Merger Agreement"), which provides, among other things, for (i) the commencement by Acquisition Sub of a tender offer (the "Tender Offer") for all outstanding shares of common stock, par value $0.10 per share, of ASA (the "Common Stock") for $34.00 per share net to the seller in cash, and (ii) the subsequent merger (the "Merger") of Acquisition Sub with and into ASA. Pursuant to the Merger, ASA will become a wholly owned subsidiary of Delta and each outstanding share of Common Stock of ASA, other than shares held in treasury or held by Delta or any subsidiary of Delta or as to which dissenters' rights have been perfected, will be converted into the right to receive $34.00 per share in cash. The terms and conditions of the Tender Offer and the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than Delta and its affiliates).

     For purposes of the opinion set forth herein, we have:

          (i) reviewed certain publicly available financial statements and other information of the Company;

          (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

          (iii) analyzed certain financial projections prepared by the management of the Company;

          (iv) discussed the past and current operations and financial condition and the prospects of the Company, including the Company's expected future relationship with Delta, with senior executives of the Company;

          (v) reviewed the reported prices and trading activity for the Common Stock;

          (vi) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

          (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

          (viii) participated in discussions and negotiations among representatives of the Company and Delta and their financial and legal advisors;

          (ix) reviewed the Merger Agreement and certain related documents;

          (x) performed such other analyses and considered such other factors as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have assumed that the Tender Offer and the Merger will be consummated on the terms set forth in the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party, nor did we have discussions with any party other than Delta with respect to the acquisition of the Company or any of its assets.

     We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In addition, Morgan Stanley provides no advice or recommendation as to whether or not holders of shares of Common Stock should participate in the Tender Offer. In the past, Morgan Stanley has provided financial advisory and financing services for Delta and has received fees for the rendering of these services.

     Based on the foregoing we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than Delta and its affiliates).

                                              Very truly yours,

                                              MORGAN STANLEY & CO. INCORPORATED



                                              By: /s/ Mark D. Eichorn
                                                 ------------------------------
                                                 Mark D. Eichorn
                                                 Principal

                                                                        ANNEX B

              ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE
                      RELATING TO DISSENTING SHAREHOLDERS

                        TITLE 14, CHAPTER 2, ARTICLE 13

                               DISSENTERS' RIGHTS

                                     PART 1

                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

14-2-1301.  DEFINITIONS.

     As used in this article, the term:

          (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

          (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

          (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

          (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

          (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (8) "Shareholder" means the record shareholder or the beneficial shareholder.

14-2-1302.  RIGHT TO DISSENT.

      (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party:

               (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

               (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

               (A) Alters or abolishes a preferential right of the shares;

               (B) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

               (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

               (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

               (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

               (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

      (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

      (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

          (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     A record shareholder may assert dissenter' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.


                                     PART 2

                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

14-2-1320. NOTICE OF DISSENTER' RIGHTS.

      (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article

      (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321. NOTICE OF INTENT TO DEMAND PAYMENT.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

          (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2) Must not vote his shares in favor of the proposed action.

     (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322. DISSENTERS' NOTICE.

      (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

      (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4) Be accompanied by a copy of this Article.

14-2-1323. DUTY TO DEMAND PAYMENT.

      (a) A record shareholder sent a dissenters' notice described in Code
Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

      (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

      (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

14-2-1324. SHARE RESTRICTIONS.

      (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

      (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325. OFFER OF PAYMENT.

      (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code
Section 14-2-1323 offer to pay the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

      (b) The offer of payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under Code
     Section 14-2-1327; and

          (5) A copy of this article.

      (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within such 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326. FAILURE TO TAKE ACTION.

      (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

      (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed acting, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

      (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

          (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

      (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

      (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.


                                     PART 3

                          JUDICIAL APPRAISAL OF SHARES

14-2-1330. COURT ACTION.

      (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

      (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

      (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

      (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

      (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331. COURT COSTS AND COUNSEL FEES.

      (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

      (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

      (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

14-2-1332. LIMITATION OF ACTIONS.

     No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.